Exhibit (b)(4)

SECOND LIEN CREDIT AGREEMENT

dated as of

December 14, 2012,

among

RP CROWN HOLDING, LLC,

as Holdings,

RP CROWN PARENT, LLC

as Borrower,

The Lenders Party Hereto,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

BANK OF AMERICA, N.A.

GOLDMAN SACHS BANK USA

RBC CAPITAL MARKETS

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents

and

BMO CAPITAL MARKETS CORP.

as Documentation Agent

CREDIT SUISSE SECURITIES (USA) LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

GOLDMAN SACHS BANK USA

RBC CAPITAL MARKETS

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner

SCHEDULES:

Schedule 1.01 — Mortgaged Properties
Schedule 2.01 — Commitments
Schedule 3.05(c) — Real Property
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 3.18(a) — UCC Filing Offices
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.09 — Existing Transactions with Affiliates
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP
Exhibit B-2	— Form of Opinion of Local Counsel
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Auction Procedures
Exhibit F	— Form of Solvency Certificate
Exhibit G	— Form of Intercompany Note
Exhibit H	— Form of Pari Passu Intercreditor Agreement
Exhibit I	— Form of Effective Date Certificate

SECOND LIEN CREDIT AGREEMENT, dated as of December 14, 2012 (this “Agreement”), among RP CROWN HOLDING, LLC, a Delaware limited liability company (“Holdings”), RP CROWN PARENT, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent.

Pursuant to that certain Agreement and Plan of Merger, dated as of November 1, 2012 (as amended, supplemented or otherwise modified, the “Merger Agreement”), by and between JDA Software Group, Inc., a Delaware corporation (the “Company”), the Borrower, and RP Crown Acquisition Sub, LLC, a Delaware limited liability company (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of the Borrower. In connection with the Merger Agreement, the following steps have been, or will be, taken: (a) on November 15, 2012, in accordance with the terms of the Merger Agreement, Borrower and Merger Sub commenced a tender offer (the “Offer”) for all outstanding shares of common stock of the Company, (b) immediately prior to the closing of the Offer (or if the Offer is terminated without closing, immediately prior to the consummation of the Merger), RP Holding, L.L.C., a Delaware limited liability company (“RPLLC”), will contribute (the “Holdings Contribution”) all of the membership interests in Holdings to RedPrairie Holding, Inc., a Delaware corporation (“RPH”), (c) immediately following the Holdings Contribution, RPH will contribute all of the issued and outstanding common stock of RedPrairie Corporation, a Delaware corporation (“RP Corp.”), to Holdings, which concurrently therewith will contribute such common stock to the Borrower such that RP Corp. and the Company will be sister companies, each being wholly-owned direct subsidiaries of the Borrower, (d) Sponsor, one or more Sponsor Affiliates and/or certain other co-investors and their affiliates will contribute and/or invest an aggregate amount of not less than $342,000,000 in cash to RPH as common equity, (e) RPH will contribute the amount so received to Holdings as additional membership equity, which will contribute the amount so received to the Borrower as additional membership equity, and which in turn will contribute the amount so received to Merger Sub and/or the Company as the surviving corporation as additional equity (the equity contributions described in clauses (d) and (e), collectively, the “Equity Contribution”), (f) Borrower will obtain (x) $1,550,000,000 in senior secured first lien credit facilities (the “First Lien Credit Facilities”) in accordance with the First Lien Credit Agreement and (y) $650,000,000 in senior secured second lien credit facilities (the “Second Lien Credit Facilities”) in accordance this Agreement and (g) Borrower and/or Holdings will pay (or cause one of its Subsidiaries to pay) fees and expenses incurred in connection with the Transactions (such fees and expenses, including any original issue discount and/or upfront fees, the “Transaction Costs”) (the transactions described in clauses (a) through (g) of this paragraph, collectively, the “Transactions”).

The Borrower has requested that the Lenders extend credit in the form of Term Loans on the Effective Date in an aggregate principal amount of $650,000,000. The proceeds of the Term Loans will be used solely to pay, following application of the proceeds of the First Lien Term Facility, the Existing Credit Agreement Repayments and pay the consideration and other amounts for the Existing Notes Redemption and Satisfaction and, to the extent of any remaining proceeds of Term Loans after application thereto, the consideration in respect of the Offer and the Merger (collectively, the “Merger Consideration”) and the Transaction Costs.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Term Notes” means second priority senior secured notes issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of Incremental Term Loans; provided, that (a) such Additional Term Notes do not have a final stated maturity date prior to or have a shorter Weighted Average Life to Maturity than the Term Loans, (b) such Additional Term Notes rank pari passu in right of payment and of security with the Term Loans hereunder, (c) all other terms (other than pricing, interest rates, fees, premiums and optional and mandatory prepayment (it being understood, for the avoidance of doubt, mandatory prepayment provisions shall be no more favorable to holders of such Additional Term Notes than those applicable to the Term Loans existing hereunder as of the date of such issuance) or redemption terms, which shall be as mutually agreed between Borrower and the holders of such Additional Term Notes) applicable to such Additional Term Notes shall reflect market terms and conditions at the time of issuance but shall be substantially the same as, or otherwise less favorable (taken as a whole) to, the investors providing such Additional Term Notes than those applicable to the Term Loans hereunder (as certified by the chief financial officer of the Borrower in good faith and reasonably acceptable to the Administrative Agent), except (x) to the extent such covenants and other terms apply solely to any period after the final maturity of the Term Loans in effect as of the date of issuance of the Additional Term Notes and (y) the terms of such Additional Term Notes shall include a provision substantially similar as the terms set forth in Section 9.04(g)(iii), (d) no Subsidiary is a borrower or a guarantor with respect to such Indebtedness; provided that such Subsidiary may be a guarantor in respect of such Indebtedness to the extent such Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently guaranteed the Obligations, (f) such Additional Term Notes shall not contain any financial maintenance covenants and any negative covenants will be incurrence based, (g) any entity that is an Unrestricted Subsidiary hereunder shall be an unrestricted subsidiary under the terms of such Additional Term Notes, (h) (x) the obligations in respect of such Additional Term Notes shall not be secured by Liens on the assets of Holdings, the Borrower and the Subsidiaries, other than assets constituting Collateral and (y) all security therefor shall be granted pursuant to documentation, that is not more restrictive, taken as a whole, than the Security Documents in any material respect or, if the Liens are pari passu with the Secured Obligations, pursuant to amendments to the Security Documents, in each case reasonably acceptable to the Administrative Agent (including a customary and reasonable intercreditor agreement substantially in the form of Exhibit H hereto or otherwise reasonably satisfactory to the Administrative Agent, if applicable), which amendments shall not require the consent of the Lenders and (i) such Additional Term Notes are otherwise on terms reasonably satisfactory to the Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.25% per annum and (b) (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Adjustment Date” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 20% or more of the aggregate outstanding voting or consent power represented by the issued and outstanding Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) the Adjusted LIBO Rate for a one-month interest period as determined on such day, plus 1.0% (provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates)). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Applicable Rate” means, for any day with respect to any Term Loan, (i) 10.00% in the case of any Eurodollar Loan and (ii) 9.00% with respect to any ABR Loan.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, RBC Capital Markets1 and Morgan Stanley Senior Funding, Inc. in their capacities as joint lead arrangers for the Lenders hereunder, and their successors in such capacities.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed).

“Auction Manager” shall mean Credit Suisse Securities (USA) LLC (or, if Credit Suisse Securities (USA) LLC declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to Credit Suisse Securities (USA) LLC (or such other investment bank).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Discounted Prepayment Offer.

“Auction Procedures” shall mean the auction procedures with respect to Discounted Prepayment Offers set forth in Exhibit E hereto.

“Available Basket Amount” means, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash Flow Amount on such date, minus (b) the sum of (i) any amounts used to make investments, loans and advances pursuant to Section 6.04(o) after the Effective Date and on or prior to such date, (ii) any amounts used to make investments, loans and advances pursuant to Section 6.04(q) after the Effective Date and on or prior to such date, (iii) any amounts used to make Restricted Payments pursuant to Section 6.08(a)(vii) after the Effective Date and on or prior to such date and (iv) any amounts used to make prepayments, early redemptions or acquisitions for value of or in respect of the principal amount of or interest on any Indebtedness pursuant to Section 6.08(b)(iv) after the Effective Date and on or prior to such date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Proceedings” has the meaning assigned to such term in Section 9.04(g).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means Credit Suisse Securities (USA) LLC, in its capacity as sole bookrunner for the Lenders hereunder, and its successor in such capacity.

[1]	RBC Capital Markets is the brand name for the capital market activities of Royal Bank of Canada and its affiliates.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 9.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures (including capitalized software costs) of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Sections 2.10(c) and 2.10(d), (iii) made by the Borrower or any Subsidiary as payment of the consideration for (and transaction expenses incurred in connection with) a Permitted Acquisition, (iv) made by the Borrower or any Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (v) made by the Borrower or any Subsidiary to acquire hosting equipment, to the extent of set-up or similar fees paid by its customer or (vi) that constitutes the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent of the credit granted by the seller of the equipment being traded at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in the Borrower, (b) prior to an IPO, the failure by the Sponsor and Sponsor Affiliates to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting or consent power represented by the issued and outstanding Equity Interests in Holdings, (c) after an IPO, the failure by the Sponsor and Sponsor Affiliates to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least 25% of the aggregate ordinary voting or consent power represented by the issued and outstanding Equity Interests in Holdings, (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the Effective Date) other than the Sponsor and Sponsor Affiliates, of Equity Interests representing more than 25% of either the aggregate ordinary voting or consent power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings unless the Sponsor and Sponsor Affiliates own, directly or indirectly, beneficially and of record, Equity Interests representing a greater percentage of either the aggregate ordinary voting or consent power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, (e) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new Persons whose election or designation to such board of directors (or substantially equivalent governing body) or whose nomination for election was approved by a vote or consent of a majority of the members of the board of directors (or substantially equivalent governing body) of Holdings, or whose nomination or designation was made or approved by the Sponsor or a Sponsor Affiliate, which members comprising such majority are then still in office and were either directors (or such equivalent) at the beginning of such period or whose election, designation or nomination for election was previously so made or approved) cease for any reason to constitute a majority of the board of directors (or substantially equivalent governing body) of Holdings or (f) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any indenture or agreement in respect of Material Indebtedness of Holdings, the Borrower or any Subsidiary. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority that is complied with by a Lender. For purposes hereof, (x) the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith and (y) all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been introduced and adopted after the Effective Date.

“Charges” has the meaning assigned to such term in Section 9.13.

“Claim” has the meaning assigned to such term in Section 9.04(g).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Refinancing Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or Incremental Term Loan Commitment, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and shall also include the Mortgaged Properties, if any.

“Collateral Agreement” means the Second Lien Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) all Obligations shall have been unconditionally guaranteed by Holdings and each other Loan Party pursuant to the Collateral Agreement and the Administrative Agent shall have received from each Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of the Borrower and each Subsidiary and all other Equity Interests, in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary, (ii) Equity Interests of Subsidiaries that are not directly held by such Loan Parties and (iii) other Equity Interests excluded from the definition of Pledged Collateral in the Collateral Agreement) and the First Lien Administrative Agent, in accordance with the Collateral Agreement, shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note, shall have been pledged pursuant to the Collateral Agreement and the First Lien Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens required to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, if requested by the Administrative Agent, shall have been delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder (except to the extent that after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code the requirement for obtaining such consent or approval is not rendered ineffective with respect to the creation of the security interest under the Security Documents and such consent or approval has not been obtained after the use of commercially reasonable efforts and, for the avoidance of doubt, such commercially reasonable efforts shall not require the expenditure of any funds); and

(g) within 30 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this definition as the Administrative Agent may reasonably request;

provided, however, that notwithstanding anything to the contrary in any Loan Document, (i) assets of any Loan Party shall be excluded from the Collateral and Guarantee Requirement to the extent the Administrative Agent reasonably determines that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit expected to be afforded to the Lenders thereby, (ii) assets of any Foreign Subsidiary shall be excluded from the Collateral and Guaranty Requirement, (iii) the Collateral and Guarantee requirement shall be subject to the last sentence of Section 5.12, (iv) any fee-owned real property with a fair market value of less than $3,500,000 and any leasehold interest, in each case of any Loan Party (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters) shall be excluded from the Collateral and Guarantee Requirement, (v) the Collateral and Guarantee Requirement shall not require the perfection of any security interest in motor vehicles and other assets subject to certificates of title, (iii) the Collateral and Guarantee Requirement shall not require the perfection of any security interest in commercial tort claims with a value of less than $1,000,000 and letter of credit rights with a value of less than $1,000,000, in each case of any Loan Party, (iv) any governmental licenses or state or local franchises, charters and authorizations of any Loan Party, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby shall be excluded from the Collateral and Guarantee Requirement, (v) pledges and security interests prohibited or restricted by applicable law shall be excluded from the Collateral and Guarantee Requirement, (vi) any lease, license or other similar agreement or any property of any Loan Party subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, licenses or other similar agreement or arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any other Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code shall be excluded from the Collateral and Guarantee Requirement, (vii) any “intent to use” intellectual property applications of any Loan Party shall be excluded from the Collateral and Guarantee Requirement unless or until a “Statement of Use/Amendment to Allege Use for Intent-to-Use Application” or its foreign counterpart has been filed and (viii) the Collateral and Guarantee Requirement shall not require any action in any non-U.S. jurisdiction to create any Lien in any assets located or titled outside of the U.S. and shall not require any action to perfect any such security interests.

“Commitment” means with respect to any Lender, such Lender’s Term Loan Commitment or Incremental Term Loan Commitment.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Company Material Adverse Effect” means, with respect to the Company, an effect, state of facts, occurrence, condition, event, development or change, individually or in the aggregate, that (i) has or would reasonably be expected to have a materially adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries (as defined in the Merger Agreement), taken as a whole or (ii) would prevent or materially delay or impair the Company from consummating the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement; provided, however, that none of the following, and no effect, state of facts, occurrence, condition, event, development or change arising out of, or resulting from, any of the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (a) the market price or trading volume of Company Common Stock (as defined in the Merger Agreement); (b) conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its Subsidiaries (as defined in the Merger Agreement) does business; (d) general market, economic or other conditions in the industries in which the Company or any of its Subsidiaries (as defined in the Merger Agreement) participates; (e) changes in Law (as defined in the Merger Agreement) or GAAP (as defined in the Merger Agreement), or the interpretation thereof, after the date of the Merger Agreement; (f) the negotiation, execution, announcement, pendency, performance or compliance with the terms of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors or employees and including any Legal Proceeding (as defined in the Merger Agreement) made, brought or threatened by or on behalf of any Company Stockholder (as defined in the Merger Agreement) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby; (g) acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement; (h) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, floods or other natural disasters; (i) changes, by themselves, in any analyst’s recommendation, any financial strength or credit rating or any other recommendation or rating as to the Company or any of its Subsidiaries (as defined in the Merger Agreement) (including, in and of itself, any failure to meet analyst projections) (it being understood that the underlying cause of any such change or failure (if not otherwise falling within one of the other exceptions in this proviso) may be taken into account in determining whether or not there has been a Company Material Adverse Effect); (j) the restatement of the Company’s financial statements as described in the Section entitled “EXPLANATORY NOTE REGARDING RESTATEMENT”, and the other relevant sections, of the Company’s Form 10-K for the fiscal year ended December 31, 2011, including any Legal Proceeding (as defined in the Merger Agreement), Order (as defined in the Merger Agreement) or investigation arising therefrom or the outcome or settlement thereof; (k) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target (it being understood that the underlying cause of such failure (if not otherwise falling within one of the other exceptions in this proviso) may be taken into account in determining whether or not there has been a Company Material Adverse Effect); (l) any act or omission by the Borrower or any of its Affiliates (as defined in the Merger Agreement); (m) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Borrower, Merger Sub or any of their respective Affiliates; or (n) any action taken by the Company or any Company Subsidiary (as defined in the Merger Agreement) at the request or with the consent of the Borrower or Merger Sub; provided, further, however, that any effect, state of facts, occurrence, condition, event, development or change referred to in clauses (b), (c), (d), (e), (g) or (h) may be taken into account in determining whether or not there has been, or there is reasonably expected to be, a Company Material Adverse Effect to the extent such effect, state of facts, occurrence, condition, event, development or change has a materially disproportionate adverse effect on the Company and its Subsidiaries (as defined in the Merger Agreement), taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries (as defined in the Merger Agreement) operate.

“Communications” has the meaning assigned to such term in Section 9.01.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expenses for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, including accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets and excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any non-cash charges (other than the write-down of current assets (except to the extent of non-cash charges taken in respect of purchase accounting adjustments), but including, for the avoidance of doubt, any non-cash expenses with respect to compensation, including from the grant of stock options, other equity-related incentives, stock appreciation rights and other similar arrangements with any director or officer of Holdings or any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors (or substantially equivalent governing body) of Holdings or the Borrower and any repricing amendment, modification or substitutions of any of the foregoing, impacts of fair value accounting, valuation of derivatives, losses on foreign currency translation, or write-offs of deferred financing costs and debt issuance costs), (v) fees and expenses (including any original issue discount and upfront fees) incurred during such period in connection with the Transactions, including transaction bonuses, option expenses and related employer payroll taxes, (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance, incurrence or modification of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, (vii) the amount of monitoring or management or similar fees payable to the Sponsor or any Sponsor Affiliate (provided that such fee amount shall not exceed $1,000,000 in any four-quarter period and shall otherwise only be made to the extent permitted under Section 6.09(b)), and the amounts payable to the Sponsor or any Sponsor Affiliate of transaction fees or for reimbursement of the reasonable costs and expenses of the Sponsor or such Sponsor Affiliate with respect to Holdings and its subsidiaries (to the extent such amounts are permitted to be paid under Section 6.09(b)), (viii) non-recurring charges incurred during such period in respect of restructurings, plant or office closings, headcount reductions and related replacement costs, business process optimizations or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed $40,000,000 during the term of this Agreement, (ix) restructuring charges in connection with any Permitted Acquisition (or other acquisitions of all or substantially all the assets of or all or substantially all the assets constituting a division or line of business of, or a merger or consolidation or any other combination with, a Person otherwise permitted under this Agreement, but, for the avoidance of doubt, excluding the Acquisition) involving consideration in excess of $50,000,000 individually in an aggregate amount of up to 7.5% of the total consideration paid by Borrower and the Subsidiaries for such Permitted Acquisition during the trailing four-quarter period, (x) all losses during such period attributable to discontinued operations or resulting from the sale or disposition of any assets of the Borrower or any Subsidiary outside the ordinary course of business, (xi) losses on extinguishment of indebtedness resulting from the payment of prepayment premiums incurred during such period and any breakage costs incurred in connection with the termination of hedging agreements, (xii) earnout and other contingent compensation payments in connection with Permitted Acquisitions (or other acquisitions of all or substantially all the assets of or all or substantially all the assets constituting a division or line of business of, or a merger or consolidation or any other combination with, a Person otherwise permitted under this Agreement) made in cash during such period, (xiii) until the date that is 24 months after the Effective Date, restructuring and similar charges incurred in connection with the integration of the businesses of RP Corp. and the Company (including charges related to the implementation of cost-savings initiatives) incurred during such period in an aggregate amount not to exceed $70,000,000 during the term of this Agreement, (xiv) the amount of operating losses incurred during such period by the entity, division or line of business conducted or previously conducted by Planora, Inc. and Vortex Connect, Inc. in an amount not to exceed $5,000,000 during the term of this Agreement and (xv) costs (including fines, penalties, settlements and related legal costs) incurred during such period in connection with the Company’s restatement of its financial statements and the related SEC investigation, as disclosed in the Company’s Form 10-K dated

August 6, 2012, and (xvi) until the date that is 30 months after the Effective Date, cost savings (net of the amounts of the actual cost saving benefits realized during the applicable period), operating expense reductions and synergies projected by the Borrower in good faith and in each case that are reasonably identifiable and factually supportable and have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken, as certified by a Financial Officer, in an aggregate amount not to exceed $90,000,000 for the applicable twelve-month period and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) of this paragraph in any prior period, (ii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges to the extent that such accrual or reserve was added to Consolidated Net Income pursuant to clause (a) of this paragraph in any prior period and (iii) all gains during such period attributable to discontinued operations or resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business (net of any amounts reinvested as set forth in Section 2.10(c) and 2.10(d)), all determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be deemed to be $78,389,121, $84,719,236, $87,716,195 and $94,175,701, respectively, for the fiscal quarters ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012. In the computation of Consolidated EBITDA, impacts of purchase accounting will not be taken into account.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period (provided that the exclusion under this clause (a) shall not apply to the income during such period of the Subsidiaries otherwise covered by this clause (a) to the extent that the aggregate income of such Subsidiaries during any such period of four consecutive fiscal quarters does not exceed $4,000,000), (b) the income or loss of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period, (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (d) the income or loss of any Unrestricted Subsidiary except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all fiscal years of the Borrower ending after the Effective Date (commencing with the fiscal year ending December 31, 2013) that is not (and, in the case of any fiscal year of the Borrower where the respective required date of prepayment has not yet occurred pursuant to Section 2.10(e), will not on such date of required prepayment be) required to be applied in accordance with Section 2.10(e) or required to be applied in accordance with Section 2.10(e) of the First Lien Credit Agreement as in effect as of the Effective Date.

“Debt Commitment Letter” means the Project Crown Commitment Letter, dated November 1, 2012, between Credit Suisse Securities (USA) LLC, Credit Suisse AG and the Borrower, as the same has been amended, modified or supplemented by that certain Joinder Agreement, dated November 16, 2012, among the parties thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any State thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(j).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discounted Prepayment Offer” has the meaning assigned to such term in Section 2.23(a).

“Discounted Voluntary Payments” means voluntary prepayments of Term Loans made in accordance with Section 2.23.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the later of (x) the Term Maturity Date and (y) the final scheduled maturity of the First Lien Loans (other than (i) upon payment in full of the Loan Document Obligations (other than contingent amounts not yet due) and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agent” means BMO Capital Markets Corp., in its capacity as documentation agent for the Lenders hereunder, and its successors in such capacity.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Effective Date” means the date on which the conditions specified in Sections 4.01 and 4.02 are satisfied (or waived in accordance with Section 9.02).

“Effective Yield” means, as to any tranche of term loans or the Term Loans, the effective yield on such tranche of loans or Loans, as the case may be, as reasonably determined by the Administrative Agent consistent with generally accepted financial practices taking into account only the interest rate spreads that are being considered, any increases to the Eurodollar Rate floor and all original issue discount (amortized over the shorter of (x) the life of such loans and (y) the four years following the date of incurrence thereof) payable generally to lenders making such tranche of loans or Loans, as the case may be, but excluding (i) any arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not generally shared with the relevant lenders, (ii) customary consent fees paid generally to consenting lenders, (iii) any fluctuations in the Eurodollar Rate floor and (iv) any trading discounts under such loans or facilities.

“Eligible Assignee” means (a) a Lender, an Affiliate of a Lender, an Approved Fund, or any other Person (other than a natural person) approved by the Administrative Agent and the Borrower in accordance with Section 9.04(b), (b) a Permitted Investor solely to the extent permitted under Section 9.04(g) and (c) the Borrower solely to the extent permitted under Section 2.23; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings or any of its Subsidiaries (other than the Borrower solely to the extent permitted under Section 2.23) or any of the Holdings’ Affiliates (other than Permitted Investors to the extent permitted under Section 9.04(g)).

“Environmental Laws” means all applicable treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, to the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the preamble to this Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013, the sum (without duplication) of:

(a) the Consolidated Net Income of the Borrower and the Subsidiaries for such period, adjusted to exclude any gains or losses attributable to Prepayment Events and to exclude the effects of any foreign currency gains or losses; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining Consolidated Net Income for such period; plus

(c) income tax expenses during such period; plus

(d) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year, (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and its subsidiaries increased during such period and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such period; minus

(e) the sum of (i) any non-cash gains included in determining Consolidated Net Income for such period, (ii) the amount, if any, by which Net Working Capital increased during such period, (iii) the net amount, if any, by which the consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries decreased during such period and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such period; minus

(f) the sum of (i) Capital Expenditures made in cash for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or Synthetic Lease Obligations or otherwise financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the revolving loans incurred under the First Lien Credit Agreement), by issuing Equity Interests (other than to Holdings, the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated Net Income) and (ii) cash consideration paid during such period to make (and (x) transaction expenses incurred in connection with and (y) amounts paid in cash in respect of earn-out arrangements in connection with) any Permitted Acquisitions (except to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the revolving loans incurred under the First Lien Credit Agreement), by issuing Equity Interests (other than to Holdings, the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated Net Income); minus

(g) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of revolving loans incurred under the First Lien Credit Agreement and letters of credit issued under the First Lien Credit Agreement or other revolving credit facilities (unless there is a corresponding reduction in the aggregate revolving commitments under the First Lien Credit Agreement or the commitments in respect of such other revolving credit facilities, as the case may be), (ii) term loans under the First Lien Credit Agreement to the extent prepaid pursuant to Section 2.10(c), (d) or (e) under the First Lien Credit Agreement, (iii) Term Loans, to the extent prepaid pursuant to Section 2.10(c), (d) or (e), and (iv) repayments or prepayments of Long-Term Indebtedness financed (A) by incurring other Long-Term Indebtedness, to the extent that repayments or prepayments in respect of such other Long-Term Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to Holdings, the Borrower or any Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA; minus

(h) any stock, restricted stock unit, stock appreciation right or similar plan payments, buy-backs or redemptions made in cash during such period to the extent permitted under this Agreement; minus

(i) the aggregate amount of Restricted Payments made by the Borrower to Holdings in cash during such period pursuant to Section 6.08, except to the extent that such Restricted Payments are made to fund expenditures permitted under this Agreement that reduce Consolidated Net Income of the Borrower, and (without duplication) the amount of any payments to the Sponsor or any Sponsor Affiliate in respect of fees or reimbursement of costs or expenses or indemnification of the Sponsor or such Sponsor Affiliate with respect to the Borrower and the Subsidiaries; minus

(j) income and other taxes paid in cash during such period.

Any impact of foreign exchange transactions and purchase accounting shall be excluded for purposes of calculations of Excess Cash Flow. For purposes of calculating the increase or decrease in Net Working Capital, consolidated accrued long-term liability accounts, consolidated accrued long-term asset accounts, changes in balance sheet classification during the applicable period, due to timing, shall be adjusted to eliminate any distortions. Further, changes in Net Working Capital, consolidated accrued long-term liability accounts and consolidated long-term asset accounts, resulting from mergers and acquisitions, occurring during the applicable period shall be adjusted to eliminate any distortions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender (or any SPV), in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any Taxes imposed, deducted or withheld by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement and the other Loan Documents) and (d) in the case of any recipient, other than an assignee pursuant to a request by the Borrower under Section 2.18(b), any Taxes (i) under the laws in effect at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) are attributable to such recipient’s failure to provide the tax documentation with respect to Section 2.16(e) or Section 2.16(f), as applicable, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement Repayments” means the repayment in full of all of the Loan Parties’ existing Indebtedness under the Existing Credit Agreements and other Loan Documents (as defined in the Existing Credit Agreements) and the termination of all commitments thereunder and the discharge and release of all guarantees, liens, and security interests granted in connection therewith.

“Existing Credit Agreements” means (i) that certain Amended and Restated Credit Agreement, dated as of August 6, 2012, among RedPrairie Holdings, Inc., RedPrairie Corporation, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and (ii) that certain Credit Agreement dated as of March 18, 2011, among the Company, the lenders party thereto and Wells Fargo Capital Finance, LLC, as agent.

“Existing Notes Redemption and Satisfaction” means the satisfaction and discharge (subject to notice of redemption) of the 8% senior notes due 2014 issued by the Company pursuant to that certain Indenture dated as of December 10, 2009, by and among the Company, JDA Software, Inc., JDA Worldwide, Inc., Manugistics Group, Inc., Manugistics, Inc., Manugistics Holdings Delaware II, Inc., as initial guarantors of such notes, and U.S. Bank, National Association, as trustee.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent under the First Lien Credit Agreement, and its successors and permitted assigns appointed in accordance with the terms of the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, replaced, refinanced, renewed or extended from time to time), among Holdings, Borrower, the lenders party thereto and the First Lien Administrative Agent.

“First Lien Incremental Term Loan Commitment” means any “Incremental Term Loan Commitment” as defined in the First Lien Credit Agreement.

“First Lien Incremental Revolving Commitment” means any “Incremental Revolving Commitment” as defined in the First Lien Credit Agreement.

“First Lien Facilities” has the meaning assigned to such term in the preamble to this Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement), including each of the security documents, guaranties and the notes issued thereunder or with respect thereto.

“First Lien Loans” means the term loans and revolving loans under the First Lien Credit Agreement, including Additional Term Notes (as defined in the First Lien Credit Agreement).

“First Lien Term Facility” means the senior secured first lien term loan facility in an aggregate principal amount of $1,450,000,000 obtained by the Borrower under the First Lien Credit Agreement

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Sub Holdco” shall mean a Subsidiary, substantially all the assets of which consist of Equity Interests and/or Indebtedness issued by one or more direct or indirect Foreign Subsidiaries that are treated as corporations for U.S. federal income tax purposes; provided that such Subsidiary holds (directly or indirectly) at least 65% of the outstanding voting Equity Interests in each such Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and any subsidiary thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold which are regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Holdings Contribution.” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means any Subsidiary that (x) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value equal to or greater than 2.5% of consolidated total assets of the Borrower and the Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and the Subsidiaries as of such date, provided, that the aggregate value of the assets of all such Subsidiaries as of such last day may not exceed 10.0% of consolidated total assets of the Borrower and the Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and the Subsidiaries as of such date and (y) does not hold any Equity Interests in any Subsidiary Loan Party.

“Incremental Amount” shall mean, at any time, $150,000,000 (less the sum of (i) the aggregate amount of all Incremental Term Loan Commitments established and Additional Term Notes issued prior to such time pursuant to Section 2.19 and (ii) the aggregate amount of all First Lien Incremental Term Loan Commitments and First Lien Incremental Revolving Commitments established and Additional Term Notes (as defined under the First Lien Credit Agreement issued prior to such time pursuant to Section 2.19 of the First Lien Credit Agreement).

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.19 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable and other similar accrued obligations, in each case incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include, for any Person, (i) in connection with any Permitted Acquisition or any permitted disposition, contingent post-closing purchase price adjustments, indemnification payments or earn-outs until such purchase price adjustments, indemnification payments or earn-outs become liabilities on the balance sheet of such Person in accordance with GAAP if not paid within 30 days after becoming due and payable and (ii) obligations of such Person in respect of operating leases.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated November 2012, relating to the Borrower and the Transactions.

“Intellectual Property” has the meaning assigned such term in the Collateral Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Effective Date by and between the Administrative Agent and the First Lien Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Note” means a subordinated intercompany note dated as of the Effective Date (as the same may be amended, restated, supplemented or otherwise modified from time to time), substantially in the form of Exhibit G (or such other form reasonably satisfactory to the Administrative Agent).

“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” means a bona fide underwritten initial public offering of voting common Equity Interests of Holdings (or any parent holding company thereof) as a direct result of which at least

10% of the aggregate voting common Equity Interests of Holdings (or any parent holding company thereof) (calculated on a fully diluted basis taking into account all options or other rights to acquire voting common Equity Interests of Holdings or such parent holding company then outstanding, regardless of whether such options or other rights are then currently exercisable) will be beneficially owned by Persons other than the Sponsor, the Sponsor Affiliates, Holdings and Affiliates of Holdings (including all directors and officers of Holdings and all directors, officers and employees of the Borrower or any Subsidiary).

“IRS” means U.S. Internal Revenue Service.

“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).

“Lead Arranger” means Credit Suisse Securities (USA) LLC.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or the successor thereto if the British Bankers Association is no longer making Interest Settlement Rates available) for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, each Incremental Term Loan Assumption Agreement, the Collateral Agreement, the Intercreditor Agreement, each intercreditor agreement entered into pursuant to Section 2.19 and/or Section 2.20 and the other Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Make-Whole Premium” means, with respect to a Term Loan on any date of prepayment, the present value, as determined by Borrower and certified by a Financial Officer to the Administrative Agent, of (a) all required interest payments due on such Term Loan from the date of prepayment through and including the Make-Whole Termination Date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the swap rate at the close of business on the third Business Day prior to the date of such prepayment with the termination date nearest to the Make-Whole Termination Date plus the Applicable Rate for Eurodollar Loans) plus (b) the prepayment premium that would be due if such prepayment were made on the day after the Make-Whole Termination Date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of such swap rate plus 0.50%.

“Make-Whole Termination Date” means the second anniversary of the Effective Date.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means First Lien Loans and any other Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of Holdings, the Borrower and the Subsidiaries, in each case in a principal amount exceeding $24,000,000 issued under one debt instrument or agreement. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Merger” has the meaning assigned to such term in the preamble to this Agreement.

“Merger Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Merger Consideration” has the meaning assigned to such term in the preamble to this Agreement.

“Merger Documents” means the Merger Agreement, all other documents (including documents related to the tender offer for the shares of the Company) and agreements to be entered into and/or filed with the SEC in connection with the Merger and all schedules, exhibits and annexes to each of the foregoing and all side letters instruments, agreements and other documents affecting the terms of the foregoing or entered into in connection therewith.

“Merger Sub” has the meaning assigned to such term in the preamble to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of owned real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01, and includes each other parcel of owned real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13; provided that “Mortgaged Property” shall not include any parcel of real property having a fair market value of less than $3,500,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event (but excluding any proceeds received from Holdings or any Subsidiary Loan Party), including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees, commissions, costs and out-of-pocket expenses paid by Holdings, the Borrower and the Subsidiaries to third parties (including such fees and expenses incurred by the Sponsor and any Sponsor Affiliates to be paid to third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries, and (iv) the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash, Permitted Investments, Taxes and deferred Taxes), minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness, Taxes and deferred Taxes, interest payable and accrued Capital Expenditures). Net Working Capital at any date may be a positive or negative number. Any purchase accounting impact on deferred revenue shall be excluded for purposes of calculations of Net Working Capital. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Offer” has the meaning assigned to such term in the preamble to this Agreement.

“OFAC” has the meaning assigned to such term in Section 3.19.

“OID” has the meaning assigned to such term in Section 2.19(b).

“Organizational Documents” of any Person means the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.

“Other Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary of more than 90% of the outstanding Equity Interests (other than directors’ and foreign national qualifying shares) in, all or substantially all the assets of or all or substantially all the assets constituting a division or line of business of, or a merger or consolidation or any other combination with, a Person if (a) such acquisition was not consummated pursuant to a hostile offer (including a proxy contest), other than a hostile offer to which opposition by such Person’s board of directors has been withdrawn, (b) no Event of Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws, (d) any such acquired or newly formed Subsidiary shall either (x) become a Subsidiary Loan Party and comply with all requirements with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 within 30 days of the consummation of such acquisition or (y) if such acquired or newly formed Subsidiary does not become a Subsidiary Loan Party and comply with the requirements of Sections 5.12 and 5.13, the total consideration paid in connection with such purchase or acquisition and all other such purchases or acquisitions described in this clause (d)(y) and made pursuant to Section 6.04(b) shall not exceed in the aggregate during the term of this Agreement equal to the sum of (i) $120,000,000, (ii) the Available Basket Amount and (iii) any equity contributions made to Holdings (the proceeds of which are contributed to the Borrower or the applicable Subsidiary as common equity other than the proceeds of any Specified Equity Contribution), (e) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant set forth in Section 6.13 of the First Lien Credit Agreement whether or not such covenant is applicable at such time in accordance with its terms (it being understood that at any time that the First Lien Credit Agreement is no longer in effect, the Borrower shall be in compliance, on a Pro Forma Basis, with such financial covenant as in effect immediately prior to the termination or expiration of the First Lien Credit Agreement), (f) the business of such Person or such assets, as the case may be, constitute a business permitted by Section 6.03(b) and (g) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a) through (f) above, together with all relevant financial information for the Person or assets to be acquired and, to the extent applicable, setting forth reasonably detailed calculations demonstrating compliance with clause (e) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of its Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period); provided that, to the extent total consideration paid for such acquisition does not exceed $20,000,000, the certificate required to be delivered pursuant to clause (g) above (i) may be delivered after the consummation of the Permitted Acquisition (but in no event later than the time of delivery of the certificate required to be delivered pursuant to Section 5.03(b) for the time period in which the Permitted Acquisition is consummated) and (ii) shall not be required to set forth reasonably detailed calculations demonstrating compliance with clause (e) above.

“Permitted Arizona Sale and Leaseback Transaction” means the sale and leaseback of the owned real property located at 14400 N. 87th St., Scottsdale, AZ 85260.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal or similar bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (m) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and that either (i) in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary or (ii) are described in a mortgage policy of title insurance or surveys issued in favor of and accepted by the Administrative Agent with respect to any Mortgaged Property;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

(h) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term instruments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investor” means collectively, the Sponsor and the Sponsor Affiliates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Premium Prepayment Event” has the meaning assigned to such term in Section 2.10(h).

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to the Permitted Arizona Sale and Leaseback Transaction, any other sale and leaseback transaction and by way of merger or consolidation) of any property or asset of Holdings, the Borrower or any Subsidiary (including the sale, transfer or other disposition of Equity Interests in any Subsidiary Loan Party), other than (i) dispositions in the ordinary course of business permitted by clauses (a), (b), (c), (e), (f) and (g) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $2,000,000 for all such transactions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $2,000,000; or

(c) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 (excluding Refinancing Term Loans and Refinancing Notes, solely to the extent the Net Proceeds of which are used to repay or exchange for the Loans) or permitted by the Required Lenders pursuant to Section 9.02.

“Private Lenders” means Lenders other than Public Lenders.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse AG, Cayman Islands Branch as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG, Cayman Islands Branch, based upon various factors including Credit Suisse AG, Cayman Islands Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Basis” means, with respect to the calculation of the Total Leverage Ratio, that such calculation shall give pro forma effect to the Transactions, all Permitted Acquisitions, any designation of any Subsidiary acquired pursuant to Section 6.04(b) or Section 6.04(q) as an Unrestricted Subsidiary, any Subsidiary Redesignation, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (or, (A) in the case of any Subsidiary Redesignation, effect shall be given to such Subsidiary Redesignation after the first day of the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date and on or prior to the date of the applicable Subsidiary Redesignation then being designated, and (B) in the case of any designation of any Subsidiary acquired pursuant to Section 6.04(b) or Section 6.04(q) as an Unrestricted Subsidiary, effect shall be given to such designation after the first day of the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date and on or prior to the date of the applicable designation of a subsidiary as an Unrestricted Subsidiary), including (x) in the case of any Permitted Acquisition, Consolidated Net Income shall, notwithstanding clause (c) of the definition of Consolidated Net Income, include the income or loss of the applicable acquired Person accrued since the first day of such four consecutive fiscal quarter period, (y) in the case of any Permitted Acquisition or any sale, transfer or other disposition, (a) dollar-for-dollar adjustments for that portion of revenue that would otherwise have been included for the relevant periods but for application of purchase accounting rules causing the balance of deferred revenue to be adjusted downward to fair value, (b) restructurings, cost savings, cost savings initiatives and similar initiatives (other than, for the avoidance of doubt, in connection with the Merger) consummated after the Effective Date that are reasonably identifiable and factually supportable, are reasonably acceptable to the Administrative Agent and have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 180 days following such Permitted Acquisition or such sale, transfer or other disposition, and as certified by Financial Officer of the Borrower in an aggregate amount not to exceed 15% of Consolidated EBITDA for the applicable period, provided that, (i) in the case of this clause (b), if restructurings, cost savings, cost savings initiatives and similar initiatives are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 180 days of a Permitted Acquisition or a sale, transfer or other disposition, then on and after the date that is 180 days after the date of such Permitted Acquisition or sale, transfer or other disposition, such pro forma calculations shall not give effect to such restructurings, cost savings, cost savings initiative sand similar initiatives to the extent that the steps necessary for realization were not actually taken during such 180-day period), (c) such other adjustments as are reasonably satisfactory to Administrative Agent and (d) cost savings, each of which as certified by a Financial Officer, all calculated using the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and the Subsidiaries, provided that, (i) the amounts described in the preceding clauses (b), (c) and (d) shall be without duplication of any amount added to Consolidated Net Income to determine Consolidated EBITDA pursuant to clause (a) of the definition of Consolidated EBITDA and (ii) in each instance, such financial statements are prepared in accordance in all material respects with the requirements of GAAP (but without the requirement for footnote disclosures). All calculations asserted to be on a “Pro Forma Basis” shall, unless otherwise agreed to by the Administrative Agent, be prepared in all material respects in accordance with Regulation S-X, except that calculations of Consolidated EBITDA prepared on a “Pro Forma Basis” may include add-backs consistent with the definition of Consolidated EBITDA to the extent such add-backs are inconsistent with Regulation S-X. In preparation of any financial statements on a Pro Forma Basis, impacts of purchase accounting will not be taken into account.

“Proposed Change” has the meaning assigned to such term in Section 9.02(d).

“Public Lender” has the meaning assigned to such term in Section 9.01.

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Recipient” has the meaning assigned to such term in Section 2.16(e).

“Refinance” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Notes” means second priority senior secured notes, junior lien secured notes, senior unsecured notes, and/or senior subordinated notes in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of Refinancing Term Loans; provided, that (a) such Refinancing Notes do not have a final stated maturity date prior to or have a shorter Weighted Average Life to Maturity than the Term Loans being refinanced, (b) such Refinancing Notes rank pari passu or junior in right of payment and (if secured) of security with the Loans and Commitments hereunder, (c) the Borrower shall prepay the Term Loans in whole or in part with the proceeds therefrom and the amount of Refinancing Notes issued may not exceed the principal amount of such Term Loans being so prepaid, reduced or terminated (plus unpaid accrued interest and premium (if any) thereon and any underwriting discounts, fees, commissions and expenses incurred in connection therewith), (d) all other terms (other than pricing, interest rates, fees, premiums and optional and mandatory prepayment (it being understood, for the avoidance of doubt, mandatory prepayment provisions shall be no more favorable to holders of such Refinancing Notes than those applicable to the Term Loans existing hereunder as of the date of such issuance) or redemption terms, which shall be as mutually agreed between Borrower and the holders of such Refinancing Notes) applicable to such Refinancing Notes shall reflect market terms and conditions at the time of issuance but shall be substantially the same as, or otherwise less favorable (taken as a whole) to, the investors providing such Refinancing Notes than, those applicable to the Term Loans being so refinanced (as certified by the chief financial officer of the

Borrower in good faith and reasonably acceptable to the Administrative Agent), except (x) to the extent such covenants and other terms apply solely to any period after the final maturity of the Term Loans in effect as of the date of issuance of the Refinancing Notes and (y) the terms of such Refinancing Notes shall include a provision substantially similar as the terms set forth in Section 9.04(g)(iii), (e) no Subsidiary of the Borrower is a borrower or a guarantor with respect to such Indebtedness; provided that such Subsidiary may be a guarantor in respect of such Indebtedness to the extent such Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently guaranteed the Obligations, (f) such Refinancing Notes shall not contain any financial maintenance covenants and any negative covenants will be incurrence based, (g) any entity that is an Unrestricted Subsidiary hereunder shall be an unrestricted subsidiary under the terms of such Refinancing Notes, (h) if such Refinancing Notes are secured, (i) the obligations in respect thereof shall not be secured by Liens on the assets of Holdings, the Borrower and the Subsidiaries of the Borrower, other than assets constituting Collateral and (ii) all security therefor shall be granted pursuant to documentation, that is not more restrictive, taken as a whole, than the Security Documents in any material respect or, if the Liens are pari passu with, or junior to, the Secured Obligations (as defined in the Collateral Agreement), pursuant to amendments to the Security Documents, in each case reasonably acceptable to the Administrative Agent (including a customary and reasonable intercreditor agreement reasonably satisfactory to the Administrative Agent, if applicable), which amendments shall not require the consent of the Lenders (i) no Refinancing Notes shall rank both (x) junior in right of payment, or be secured by Liens that are junior to, the Secured Obligations under the First Lien Credit Agreement and (y) senior in right of payment, or be secured by Liens that are senior to, the Secured Obligations, (j) such Refinancing Notes shall not contain any “last out” provisions with respect to the application of payments, repayments, prepayments or proceeds of Collateral relative to other first priority senior secured Indebtedness of the Borrower and (k) such Refinancing Notes are otherwise on terms reasonably satisfactory to the Administrative Agent.

“Refinancing Term Lender” has the meaning assigned to such term in Section 2.20(b).

“Refinancing Term Loan Amendment” has the meaning assigned to such term in Section 2.20(c).

“Refinancing Term Loan Series” has the meaning assigned to such term in Section 2.20(b).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Removal Effective Date” has the meaning assigned to such term in Article VIII.

“Required Lenders” means, at any time, Lenders having outstanding Term Loans and unused Commitments representing more than 50% of the aggregate outstanding Term Loans and unused Commitments at such time; provided that the outstanding Term Loans and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the Total Leverage Ratio at the end of such fiscal year is greater than or equal to 4.00:1.00, (b) 25%, if the Total Leverage Ratio at the end of such fiscal year is less than 4.00:1.00 but greater than or equal to 3.00:1.00 and (c) 0%, if the Total Leverage Ratio at the end of such fiscal year is less than 3.00:1.00.

“Required Prepayment Date” has the meaning assigned to such term in Section 2.10(j).

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or any Financial Officer of Holdings or the Borrower, and any other officer of Holdings or the Borrower with responsibility for the administration of the obligations of Holdings or the Borrower under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“RP Corp.” has the meaning assigned to such term in the preamble to this Agreement.

“RPH” has the meaning assigned to such term in the preamble to this Agreement.

“RPLLC” has the meaning assigned to such term in the preamble to this Agreement.

“S&P” means Standard & Poor’s, a Division of The McGraw Hill Companies, Inc., or any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Facilities” has the meaning assigned to such term in the preamble to this Agreement

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Indebtedness” means unsecured Indebtedness of Borrower (i) terms of which do not provide for any scheduled repayment, amortization payment, maturity date, mandatory redemption or sinking fund obligation (other than (x) upon payment in full of the Loan Document Obligations, (y) as a result of any asset sale or (z) upon a “change in control”; provided that any payment required pursuant to the foregoing clause (y) or (z) is contractually subordinated in right of payment to the Loan Document Obligations on terms customary in the high-yield market or otherwise reasonably satisfactory to the Administrative Agent) prior to the date that is six months after the Term Maturity Date (but, for the avoidance of doubt, the terms of which may provide for customary regularly scheduled payments of interest), (ii) that does not have a final stated maturity date prior to or have a shorter Weighted Average Life to Maturity than the Term Loans, (iii) the terms of which shall not include any financial maintenance covenants or provide a cross default (but may provide for customary cross payment default and cross acceleration) to the Indebtedness under this Agreement, (iv) that may be guaranteed by any Subsidiary of Borrower that is a Loan Party, (v) the terms of which provide that any entity that is an Unrestricted Subsidiary hereunder shall be an unrestricted subsidiary under the terms of such Indebtedness and (vi) that is otherwise on terms reasonably acceptable to the Administrative Agent.

“Specified Equity Contribution” has the meaning assigned to such term in the First Lien Credit Agreement.

“Sponsor” means New Mountain Capital, LLC.

“Sponsor Affiliate” means any of Sponsor’s general partners, limited partners, directors, managing members, officers or members of management or any Affiliate of Sponsor other than (a) Holdings, the Borrower and the Subsidiaries and (b) any other operating company Controlled by Sponsor or a Person controlled by such an operating company.

“Sponsor Subordinated Indebtedness” means unsecured Indebtedness of the Borrower that (A) is by its terms expressly deeply subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, (B) the terms of which provides for payment of interest in kind, in lieu of cash, (C) the terms of which do not provide for any (x) scheduled repayment, amortization payment, maturity date, mandatory redemption or sinking fund obligation prior to the date that is six months after the Term Maturity Date, (y) financial maintenance covenants or (z) any cross default to the Indebtedness hereunder and (D) is otherwise on terms and conditions (including all economic terms and absence of covenants) reasonably acceptable to the Administrative Agent.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means unsecured Indebtedness of Borrower (i) that is by its terms expressly subordinated in right of payment to the Obligations of Borrower on terms customary in the high-yield market or otherwise reasonably satisfactory to the Administrative Agent, (ii) the terms of which do not provide for any scheduled repayment, amortization payment, maturity date, mandatory redemption or sinking fund obligation (other than (x) upon payment in full of the Loan Document Obligations and termination of the Commitments, (y) as a result of any asset sale or (z) upon a “change in control”; provided that any payment required pursuant to the foregoing clause (y) or (z) is contractually subordinated in right of payment to the Loan Document Obligations on terms customary in the high-yield market or otherwise reasonably satisfactory to the Administrative Agent) prior to the date that is six months after the Term Maturity Date (but, for the avoidance of doubt, the terms of which may provide for customary regularly scheduled payments of interest), (iii) that does not have a final stated maturity date prior to or have a shorter Weighted Average Life to Maturity than the Term Loans, (iv) the terms of which shall not include any financial maintenance covenants or provide a cross default (but may provide for customary cross payment default and cross acceleration) to the Indebtedness under this Agreement, (v) that may be guaranteed by any Subsidiary of Borrower that is a Loan Party, which guarantee is by its terms expressly subordinated on the same terms as set forth in clause (i) above, (vi) the terms of which provide that any entity that is an Unrestricted Subsidiary hereunder shall be an unrestricted subsidiary under the terms of such Indebtedness and (vii) that is otherwise on terms reasonably acceptable to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.06, 3.09, 3.10, 3.12, 5.05, 5.10 and 7.01(n) and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary. Notwithstanding the foregoing, (i) StorePerform LLC shall not be a Subsidiary Loan Party as long as it does not engage in any business activity or have any assets or liabilities other than its ownership of the Equity Interests of RedPrairie Technologies India Pvt. Ltd. and liabilities incidental thereto, (ii) (t) any Unrestricted Subsidiary, (u) any Immaterial Subsidiary, (v) any Subsidiary that is prohibited by applicable law, rule or regulation in effect on the Effective Date from providing a guarantee (or with respect to Subsidiaries acquired or formed after the Effective Date, in effect as of the date of such acquisition or formation), so long as such prohibition remains in effect, (w) any Subsidiary which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee that has not been obtained after using commercially reasonable efforts to obtain such consent, approval, license or authorization (it being understood that commercially reasonable efforts shall not require the Borrower or its Subsidiaries to pay any fees or penalties or otherwise expend any funds), (x) any direct or indirect Domestic Subsidiaries of Foreign Subsidiaries (y) any Foreign Sub Holdco and (z) any not-for-profit Subsidiaries, in each case shall not be a Subsidiary Loan Party.

“Subsidiary Redesignation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no stock appreciation, phantom stock or similar plan providing for payments to current or former directors, officers, employees or consultants (or their permitted assignees or successors under such plans) of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means collectively, Bank of America, N.A., Goldman Sachs Bank USA, RBC Capital Markets and BMO Capital Markets Corp., in their capacities as co-syndication agents for the Lenders hereunder, and their respective successors in such capacities.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to (i) make a Term Loan hereunder on the Effective Date, expressed as an amount representing the principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (ii) make Refinancing Term Loans pursuant to Section 2.20. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Term Commitments is $650,000,000. Unless the context shall otherwise require, the term “Term Commitments” shall include the Incremental Term Commitments.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan. Unless the context shall otherwise require, the term “Term Lenders” shall include Incremental Term Lenders.

“Term Loan” means a Loan made pursuant to clause (a)(i) of Section 2.01. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Term Loan Yield Differential” has the meaning assigned to such term in Section 2.19(b).

“Term Maturity Date” means December [—], 20192 or, with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Term Loan Amendment.

“Test Period” means, for any date of determination under this Agreement, the then most recently ended period of four consecutive fiscal quarters of the Borrower.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness (other than Sponsor Subordinated Indebtedness) of Borrower and the Subsidiaries outstanding as of such date, minus the aggregate amount of Unrestricted Cash and Permitted Investments (other than (i) any proceeds resulting from a Specified Equity Contribution and (ii) for purposes of calculating Total Leverage Ratio in connection with any contemplated incurrence of Indebtedness, the cash proceeds resulting from the incurrence of such Indebtedness) of the Borrower and the Subsidiaries outstanding as of such date up to $75,000,000; provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit, letter of guaranty, bankers acceptance, performance or security bond or similar instrument unless such instrument supports an obligation that constitutes Indebtedness.

[2]	The date that is the seven years after the Effective Date.

“Total Leverage Ratio” means on any date, the ratio, calculated on a Pro Forma Basis, of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most-recently ended on or prior to such date for which financial statements were delivered (or were required to be delivered) pursuant to Section 5.01 to the Administrative Agent.

“Transaction Costs” has the meaning assigned to such term in the preamble to this Agreement.

“Transactions” has the meaning assigned to such term in the preamble to this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Cash” means, at any time, the aggregate amount of cash and Permitted Investments held in accounts of the Borrower and the Subsidiary Loan Parties, to the extent that (x) the use of such cash or Permitted Investments for application to the payment of the Obligations is not prohibited by law or any contract or other agreement and (y) such cash and Permitted Investments are free and clear of all Liens (other than Liens in favor of the Administrative Agent or the First Lien Administrative Agent or Liens of the relevant depositary bank or securities intermediary).

“Unrestricted Subsidiary” means any Subsidiary that is (x) acquired pursuant to or (y) created, the investment in which is made in accordance with Section 6.04(b) or Section 6.04(q) after the Effective Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through investments as permitted by, and in compliance with, Section 6.04(b) or Section 6.04(q) and any prior or concurrent investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04(b) or Section 6.04(q), as the case may be and (c) without duplication of clause (b), any assets invested by the Borrower or any of its Subsidiaries in such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as investments pursuant to Section 6.04(b) or Section 6.04(q), as the case may be; provided, further, that at the time of the initial investment by the Borrower or any of its Subsidiaries in such Subsidiary the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Waivable Mandatory Prepayment” has the meaning assigned to such term in Section 2.10(j).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ or foreign national qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Other Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time and (g) the word “knowledge” means the actual knowledge of a Responsible Officer.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature (i) shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (ii) shall not give effect to any election made by Holdings or any of its subsidiaries under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value Indebtedness or other liabilities of any Loan Party or any subsidiary of any Loan Party at “fair value.” For the avoidance of doubt, notwithstanding any change in GAAP after the Effective Date that would require lease obligations that would be treated as operating leases as of the Effective Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness (or any related definitions or in the computation of any financial ratio or requirement).

Section 1.05 Pro Forma Calculations. With respect to any period (x) ending prior to the date that is 30 months after the Effective Date or (y) during which the Transactions, any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining the prepayment required pursuant to Section 2.10(e) in respect of such period, for purposes of determining the ability to obtain Incremental Term Loan Commitments under Section 2.19(c) and for purposes of calculation of the Total Leverage Ratio with respect to such period, calculations (including calculations of Consolidated Net Income) shall be made on a Pro Forma Basis.

Section 1.06 Calculation of the Total Leverage Ratio. For purposes of calculating the Total Leverage Ratio, until such time that the financial statements for the fiscal quarter ending December 31, 2012 have been delivered in accordance with Section 5.01(b), (x) Consolidated EBITDA shall be deemed to be the applicable amount set forth in the definition of Consolidated EBITDA and Total Indebtedness shall be such Total Indebtedness as of the applicable date of calculation. Thereafter, Consolidated EBITDA shall be as set forth in the certificate required to be delivered pursuant to Section 5.01(d) (utilizing amounts for the fiscal quarter ending December 31, 2012 provided within the financial statements delivered for such period in accordance with Section 5.01(b)). For the avoidance of doubt, the Consolidated EBITDA for the first, second and third quarters of 2012 shall always be deemed to be the applicable amount set forth for such quarters in the definition of Consolidated EBITDA.

ARTICLE II.

The Credits

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees to make a Term Loan to the Borrower on the Effective Date in the principal amount of its Term Commitment. Amounts repaid in respect of Term Loans may not be reborrowed.

(b) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, each Lender having an Incremental Term Loan Commitment agrees to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Term Borrowing and each Incremental Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of such Lender, if any, to make such Loan or the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date.

Section 2.03 Requests for Borrowings. To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vi) that as of such date Sections 4.02(b) and (c) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the

Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Interest Elections.

(a) Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Term Commitments (other than (x) any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement and (y) the commitment, if any, to provide Refinancing Term Loans) shall terminate upon the making of the Term Loans and in any event no later than 5:00 p.m., New York City time, on April 30, 2013.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination or reduction of the

Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or Equity Interests or the consummation of a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.

Section 2.09 Repayment of Loans. To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Maturity Date and the Incremental Term Loan Maturity Date, respectively, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Section 2.10 Prepayment of Loans.

(a) Subject to the terms of the First Lien Credit Agreement, Section 2.10(h) below and Section 2.10(k) below, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, upon notice to the Administrative Agent by telephone (confirmed by telecopy) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment; provided, however, that each partial prepayment shall be, in the case of any partial prepayment of a Eurodollar Borrowing, in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and, in the case of any partial prepayment of an ABR Borrowing, in an amount that is an integral multiple of $100,000 and not less than $500,000. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid (in the event of any optional prepayment of Borrowings made at a time when Borrowings of more than one Class of Term Loans remain outstanding, the aggregate amount of such prepayment shall be allocated between the Term Loans and the Other Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class) and the principal amount of each Borrowing or portion thereof to be prepaid; provided, however, notice may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of other Indebtedness or Equity Interests or the consummation of a Change in Control, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied; provided further, however, that the provisions of Section 2.15 shall apply with respect to any such revocation. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. All prepayments under this Section 2.10(a) shall be subject to Section 2.10(h) and Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.10(a) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(b) [Reserved].

(c) Subject to the terms Section 2.10(k) below, in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Domestic Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Borrowings in accordance with Section 2.10(j) on each occasion in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower or any Domestic Subsidiary applies the Net Proceeds from such event (or a portion thereof) (i) within 360 days after receipt of such Net Proceeds and (ii) at a time when no Event of Default has occurred and is continuing, to acquire real property, equipment or other property or assets (including the consideration for Permitted Acquisitions) to be used in the business of the Borrower and the Domestic Subsidiaries (provided that, the Borrower has delivered to the Administrative Agent within ten Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day period at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of Holdings, the Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.10(c).

(d) Subject to the terms of Section 2.10(k) below, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Foreign Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Borrowings in accordance with Section 2.10(j) on each occasion in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower or any Foreign Subsidiary applies the Net Proceeds from such event (or a portion thereof) (i) within 360 days after receipt of such Net Proceeds (or, in the event that the repatriating of such Net Proceeds to the United States would result in material tax liabilities to Holdings or any of its Subsidiaries, within 540 days after receipt of such Net Proceeds) and (ii) at a time when no Event of Default has occurred and is continuing, to acquire real property, equipment or other property or assets (including the consideration for Permitted Acquisitions) to be used in the business of the Foreign Subsidiaries (provided that, the Borrower has delivered to the Administrative Agent within ten Business Days after such Net Proceeds are received a certificate of a Financial Officer stating the intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day or 540-day period, as applicable, at which time (or at such earlier time at which such Net Proceeds have been repatriated to the United States) a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of any Foreign Subsidiary to apply Net Proceeds in accordance with this Section 2.10(d) and, pending such application, such Net Proceeds shall be held by the applicable Foreign Subsidiary in the form of Permitted Investments.

(e) Subject to the terms of Section 2.10(k) below, following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2013, the Borrower shall prepay Borrowings in accordance with Section 2.10(j) on each occasion in an aggregate amount equal to Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.10(a) during such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the earlier of (i) three Business Days after the date on which audited financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated and (ii) the date on which audited financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(f) Prior to any mandatory prepayment of Borrowings hereunder, the Borrower shall select the Term Borrowing or Term Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (g) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class of Term Loans remain outstanding, the aggregate amount of such prepayment shall be allocated between the Term Loans, the Other Term Loans and Refinancing Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that, with respect to any prepayment of the type described in clause (a) of the definition of Prepayment Event, if any Additional Term Notes are outstanding and the documentation therefor requires a prepayment, repayment or offer to purchase or redeem any such Additional Term Notes with the proceeds of any such Prepayment Event, then the aggregate amount of any such prepayment shall be allocated between the Additional Term Notes, the Term Loans, the Other Term Loans and the Refinancing Term Loans pro rata based on the aggregate principal amount thereof outstanding.

(g) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each prepayment of Term Loans pursuant to Sections 2.10(c), (d) and (e) shall be applied ratably to the Term Loans included in the prepaid Borrowing. Mandatory prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15. Mandatory prepayments shall be applied to the Term Loans irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.10(i), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

(h) (i) Notwithstanding any provision to the contrary herein, at the time of effectiveness of any voluntary prepayment, repayment or refinancing of any Term Loan or mandatory prepayment pursuant to Section 2.10(c) or (d) (in each case of Section 2.10(c) or (d) solely with respect to a Prepayment Event described in clause (c) of such definition) (each, a “Premium Prepayment Event”) that is consummated prior to the second anniversary of the Effective Date, Borrower shall pay to the Administrative Agent, for the ratable account of each Term Lender, a prepayment premium equal to the Make-Whole Premium.

(ii) Notwithstanding any provision to the contrary herein, at the time of effectiveness of any voluntary prepayment, repayment or refinancing of any Term Loan or mandatory prepayment pursuant to Section 2.10(c) or (d) (in each case of Section 2.10(c) or (d) solely with respect to a Prepayment Event described in clause (c) of such definition) (each, a “Premium Prepayment Event”) that is consummated after the second anniversary of the Effective Date but on or prior to the fifth anniversary of the Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term Lender a fee in an amount equal to (a) in the event such Premium Prepayment Event is consummated after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, 3.00% of the aggregate principal amount of such prepayment, repayment, refinancing or mandatory repayment or (b) in the event that such Premium Prepayment Event is consummated after the third anniversary of the Effective Date but on or prior to he fourth anniversary of the Effective Date, 1.00% of the aggregate principal amount of such prepayment, repayment, refinancing or mandatory repayment. Such fees shall be earned, due and payable upon the date of such prepayment, repayment, refinancing or mandatory repayment, as the case may be. Term Loans may be prepaid without prepayment premium or the Make-Whole Premium after the fourth anniversary of the Effective Date.

(i) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, subject to the terms of the First Lien Credit Agreement and Section 2.10(k) below, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, not less than three Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s pro rata portion of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option to refuse such amount (such declined amounts, the “Declined Proceeds”) by giving written notice to the Borrower and Administrative Agent of its election to do so no later than 11:00 a.m. (New York City time) on the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and Administrative Agent of its election to exercise such option on or before 11:00 a.m. (New York City time) on or prior to the second Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option and shall have not agreed to waive any payments due to it pursuant to Sections 2.10(c), (d) and (e). On the Required Prepayment Date, the Borrower shall pay to Administrative Agent an amount equal to the difference between (x) the Waivable Mandatory Prepayment and (y) the Declined Proceeds, which amount shall be applied to prepay the Loans of those Lenders that have elected not to exercise such option. Any Declined Proceeds shall be retained by the Borrower.

(j) So long as any Term Loans are outstanding, mandatory prepayments of outstanding Borrowings pursuant to Section 2.10(c), (d) and (e) shall be applied as provided in Section 2.10(f).

(k) Notwithstanding the foregoing provisions of this Section 2.10, no prepayment of the Term Loans shall be permitted or required pursuant to Section 2.10(c), (d) or (e) until the mandatory prepayments required to be made under the First Lien Credit Agreement (and the amount that otherwise would be applied to such mandatory prepayment hereunder is applied to a prepayment under the First Lien Credit Agreement) have been made in full or waived by the Lenders (as defined under the First Lien Credit Agreement) in accordance with the terms of the First Lien Credit Agreement.

Section 2.11 Fees. (a) The Borrower shall pay on the Effective Date for the account of each Term Lender, a closing fee equal to 2.0% of the stated principal amount of the Term Commitments of such Lender, payable to such Lender from the proceeds of its Term Loan as and when funded on the Effective Date.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the making, maintaining or continuation of their Eurodollar Loans has become impracticable, or would cause such Lenders material hardship, as a result of contingencies occurring after the date of this Agreement that materially and adversely affect the London interbank market or the position of such Lenders in that market, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (and the Administrative Agent and each Lender hereby agrees that it will provide such notice as promptly as practicable when the circumstances giving rise to the application of this Section 2.13 no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14 Increased Costs. (a) Subject to the provisions of Section 2.16 (which shall be conclusive with respect to matters covered thereby), if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate (and the basis for such compensation) such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith), except due to default by a Lender in its obligations to fund such Loans, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not lost profits) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender and each SPV (collectively, “Recipients” and individually, a “Recipient”) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent) and, if required, to any applicable Governmental Authority, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the foregoing, each Recipient that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (or, in the case of an SPV, on or prior to the date such SPV makes a Loan in accordance with Section 9.04(e)) (and from time to time thereafter upon the expiration or invalidity of the certificate or any of the IRS forms described below, upon the request of the Borrower or the Administrative Agent, or as prescribed by applicable law), whichever of the following is applicable:

(i) Two (2) duly completed, executed, original copies of IRS Form W-8BEN (or successor forms) establishing eligibility for benefits of an income tax treaty to which the United States is a party or an exemption provided by the Code,

(ii) Two (2) duly completed, executed, original copies of IRS Form W-8ECI (or successor forms), establishing that such Recipient is not subject to deduction or withholding of United States federal income tax, or

(iii) in the case of such Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two (2) duly completed, executed, original copies of IRS Form W-8BEN (or successor forms), and (y) a certificate certifying that such Recipient (A) is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (B) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or of a guarantor and (C) is not a controlled foreign corporation related, directly or indirectly, to the Borrower within the meaning of Section 864(d) of the Code.

In addition to the foregoing, an Administrative Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of the IRS forms described below, upon the request of the Borrower, or as prescribed by applicable law) two (2) duly completed, executed, original copies of IRS Form W-8IMY (or successor forms). Notwithstanding any other provisions of this paragraph, a Recipient shall not be required to deliver any form pursuant to this Section 2.16(e) that such Recipient is not legally able to deliver.

The Administrative Agent, each Lender and each SPV shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent, such Lender and such SPV has complied with their obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) Each Recipient that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) and that has not otherwise established to the reasonable satisfaction of Borrower and the Administrative Agent that it is an exempt recipient (based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by U.S. Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below, upon the request of the Borrower or the Administrative Agent, or as prescribed by applicable law), two (2) duly completed, executed, original copies of IRS Form W-9 certifying that such Lender or Administrative Agent, as applicable, is not subject to backup withholding, unless as a result of a Change in Law after the date such Recipient becomes a party to this Agreement, such Recipient is legally unable to provide IRS Form W-9 or is legally unable to make such a certification.

(g) If the Administrative Agent or a Lender determines, in its good faith discretion, that it has received a refund or a credit of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out of pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This Section 2.16(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) If a Borrower determines in good faith that a reasonable basis exists for contesting an Indemnified Tax or Other Tax with respect to which the Borrower has paid an additional amount or an indemnity payment under this Section 2.16, the relevant Lender or Administrative Agent, as applicable, shall cooperate with the Borrower (but shall have no obligation to disclose any information that it deems confidential) in challenging such Indemnified Tax or Other Tax at the Borrower’s expense if requested by the Borrower (it being understood and agreed that none of the Administrative Agents, any Lender or any Loan Party shall have any obligation to contest, or any responsibility for contesting, any Tax).

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or

2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower (including a Discounted Prepayment Offer made by the Borrower pursuant to Section 2.23) pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (except pursuant to Section 9.04(g) to a Permitted Investor, other than to the Borrower or any Subsidiary or other Affiliate thereof, as to which the provisions of this paragraph shall apply), or (C) Borrowings, payments, prepayments, reductions or conversions made ratably among a tranche of loans or commitments created pursuant to an amendment to this Agreement which results in the extension of maturity of, or reduction or elimination of amortization of, certain of the Loans or Commitments of a particular Class (so long as the opportunity to participate in such new tranche is offered ratably to all Lenders of such Class) or any facility for Refinancing Term Loans. The

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a) or (b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any indemnity payment or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses submitted in reasonable detail by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any indemnity payment or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (it being understood that all such Lenders have hereby granted to the Administrative Agent Power of Attorney to assign and delegate on their behalf pursuant to this Agreement) without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that

(i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19 Incremental Term Loans. Subject to the Intercreditor Agreement, (a) the Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days or such shorter time as the Administrative Agent may agree nor more than 60 days after the date of such notice), and (iii) whether, in the case of Incremental Term Loan Commitments, such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). Incremental Term Loan Commitments, Incremental Term Loans and Other Term Loans shall be secured by the Collateral under the loan Documents on a pari passu basis with the Term Loans.

(b) The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions, other institutional lenders or other entities which extend credit or buy loans in the ordinary course who, in each case are Eligible Assignees and who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement (it being understood that any other terms and provisions of the Incremental Term Loans, to the extent not consistent with and not materially more restrictive to the Borrower than the Term Loans, shall otherwise be reasonably satisfactory to the Administrative Agent). Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term

Loan Maturity Date, (ii) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans (inclusive of any Alternate Base Rate or Adjusted LIBO Rate floors), and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (excluding any customary arrangement, underwriting, structuring or similar fees in connection with such Other Term Loans that are not paid to all of the Lenders providing such Other Term Loans) (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds the Applicable Margin then in effect for Eurodollar Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Term Loan Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Term Loan Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) [Reserved].

(d) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.19 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) all fees and expenses owing to the Administrative Agent, the Incremental Term Lenders shall have been paid, (iii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Effective Date under Section 4.01 and (iv) the proceeds of any incremental Term Loans incurred pursuant to clause (x) of the definition of “Incremental Amount” are used solely to pay consideration in connection with a Permitted Acquisition or an investment otherwise permitted under Section 6.04.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.15. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement.

(f) [Reserved].

(g) Notwithstanding anything to the contrary contained in this Section 2.19 or elsewhere in this Agreement, the Borrower may elect to issue Additional Term Notes consistent with the provisions set forth in Section 2.19(d) above in lieu of Incremental Term Loans; provided, that the aggregate principal amount of such Additional Term Notes shall not exceed $150,000,000 (less the sum of (i) the aggregate amount of all Incremental Term Loan Commitments established and Additional Term Notes issued prior to such time pursuant to Section 2.19 and (ii) the aggregate amount of all First Lien Incremental Term Loan Commitments and First Lien Incremental Revolving Commitments established and Additional Term Notes (as defined under the First Lien Credit Agreement) issued prior to such time pursuant to Section 2.19 of the First Lien Credit Agreement).

Section 2.20 Refinancing Term Loans.

(a) Subject to the Intercreditor Agreement, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans under this Agreement (“Refinancing Term Loans”), which refinances, renews, replaces, defeases or refunds (collectively, “Refinance”) the Term Loans under this Agreement; provided, that such Refinancing Term Loans may not be in an amount greater than the Term Loans plus unpaid accrued interest and premium (if any) thereon and underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date (and which may be contingent on the closing of such Refinancing) not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being Refinanced and the Refinancing Term Loans shall not have a final stated maturity date before the Term Maturity Date of the Term Loans being Refinanced;

(ii) all other terms (other than pricing, interest rates, fees, premiums and optional and mandatory prepayment or redemption terms, which terms shall be as mutually agreed between the Borrower and the lenders providing such Refinancing Term Loans) applicable to such Refinancing Term Loans shall reflect market terms and conditions precedent at the time of incurrence but shall be substantially the same as, or otherwise less favorable to (taken as a whole), the lenders providing such Refinancing Term Loans than those applicable to the then outstanding Term Loans being Refinanced (as certified by the chief financial officer of the Borrower in good faith and reasonably acceptable to the Administrative Agent), except (x) to the extent such covenants and other terms apply solely to any period after the final maturity of the Term Loans being Refinanced and (y) the terms of such Refinancing Term Loans shall include a provision substantially similar as the terms set forth in Section 9.04(g)(iii);

(iii) any entity that is an Unrestricted Subsidiary hereunder shall be an unrestricted subsidiary under the terms of such Refinancing Term Loan;

(iv) the proceeds of any Refinancing Term Loans shall be applied substantially concurrently with the incurrence thereof, to the pro rata prepayment of the Term Loans being Refinanced hereunder;

(v) no Subsidiary of the Borrower shall be a borrower or a guarantor with respect to any Refinancing Term Loans; provided that a Subsidiary may be a guarantor in respect of Refinancing Term Loans to the extent such Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently guaranteed the Obligations; and

(vi) the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations (or, to the extent applicable, the Loan Parties and the Administrative Agent (to the extent that it is acting in the capacity of collateral agent with respect to such Refinancing Term Loans) will enter into junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive than the Security Documents in any material respect), and shall deliver such other documents and certificates as may be reasonably requested by the Administrative Agent (including a customary and reasonable intercreditor agreement reasonably satisfactory to the Administrative Agent).

(b) The Borrower may approach any Lender or any other Person that would be an Eligible Assignee of Term Loans pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Refinancing Term Loan Series of Refinancing Term Loans made to the Borrowers.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above. Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. The Administrative Agent shall be permitted, and is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.

(d) Notwithstanding anything to the contrary contained in this Section 2.20, or elsewhere in this Agreement, the Borrower may elect to issue Refinancing Notes consistent with the provisions set forth in Section 2.20(a) above mutatis mutandis in lieu of Refinancing Term Loans.

Section 2.21 [Reserved].

Section 2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the Commitments under the Second Lien facilities without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a

Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the Second Lien Credit Facilities (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23 Discounted Voluntary Payments.

(a) Notwithstanding anything to the contrary contained in Section 2.10(a) or any other provision of this Agreement, subject to the terms and conditions set forth or referred to below and to the extent permitted under the First Lien Credit Agreement, the Borrower may from time to time, at its discretion, offer to prepay Term Loans at less than par value thereof (each, a “Discounted Prepayment Offer”), each such Discounted Prepayment Offer to be managed exclusively by the Auction Manager, so long as the following conditions are satisfied:

(i) each Discounted Prepayment Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of any Auction Notice and at the time of prepayment of any Term Loans in connection with any Discounted Prepayment Offer;

(iii) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower shall offer to prepay in any such Discounted Prepayment Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the applicable settlement date (and, for the avoidance of doubt, may not be reborrowed);

(v) no more than one Discounted Prepayment Offer may be ongoing at any one time and no more than four Discounted Prepayment Offers may be made in any four-quarter period of the Borrower;

(vi) the Borrower represents and warrants that, at the commencement and settlement of the Discounted Prepayment Offer, it does not have material information regarding the Loans or Holdings, the Borrower, the Subsidiaries or their respective affiliates that has not been disclosed to the Private Lenders;

(vii) no proceeds from any revolving loans incurred under the First Lien Credit Agreement shall be used to fund any such prepayment of Term Loans;

(viii) the Borrower would be in compliance with the covenant set forth in Section 6.13 of the First Lien Credit Agreement as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.01(a) or 5.01(b), as the case may be, and Section 5.01(c) have been delivered on a Pro Forma Basis (whether or not such covenant was in fact required to be tested at the end of such period pursuant to Section 6.13 of the First Lien Credit Agreement) (it being understood that at any time that the First Lien Credit Agreement is no longer in effect, the Borrower shall be in compliance, on a Pro Forma Basis, with such financial covenant as in effect immediately prior to the termination or expiration of the First Lien Credit Agreement), after giving effect to each prepayment of the Term Loans made in accordance with this Section 2.23 as if such prepayment occurred on the first day of such period; and

(ix) at the time of the consummation of each purchase of Term Loans through a Discounted Prepayment Offer, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (ii), (vi), (vii) and (viii).

(b) The Borrower must terminate any Discounted Prepayment Offer if it fails to satisfy one or more of the conditions set forth above which are required to be satisfied at the time at which the Term Loans would have been prepaid pursuant to such Discounted Prepayment Offer. If the Borrower commences any Discounted Prepayment Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Discounted Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Discounted Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other Person for any termination of such Discounted Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be satisfied at the time which otherwise would have been the time of consummation of such Discounted Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section 2.23, the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Auction Procedures), if any, on the prepaid Term Loans up to the settlement date of such prepayment.

(c) All loan prepayments conducted pursuant to Discounted Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Sections 2.10 hereof.

(d) Immediately upon a prepayment of the Term Loans pursuant to this Section 2.23 (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such payment and (y) the Borrower shall take all actions necessary to cause such Term Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

(e) The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.03 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Prepayment Offer.

(f) No Lender shall be obligated or required to participate in any Discounted Prepayment Offer.

ARTICLE III.

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other entity power and authority to carry on its business as now conducted and as proposed to be conducted in all material respects, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Each of Holdings, the Borrower and the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other entity power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been (or on the Effective Date, will be) duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or if not obtained or made could not reasonably be expected to result in a Company Material Adverse Effect and except filings reasonably necessary to release or perfect Liens pursuant to the Security Documents to the extent required by the Security Documents, (b) will not violate any Organizational Document of Holdings, the Borrower or any Subsidiary, (c) (i) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Subsidiary in any material respect and (ii) will not violate any material Requirement of Law applicable to Holdings, the Borrower or any Subsidiary; (d) will not violate or result in a default under any Material Indebtedness binding upon Holdings, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, (e) will not violate or result in a default under the Merger Agreement and (f) will not result in the creation or imposition of any Lien on any material assets of Holdings, the Borrower or any Subsidiary, except Liens pursuant to the Security Documents.

Section 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent (i) the Company’s consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009, reported on by Deloitte & Touche LLP, independent public accountants, (ii) RP Corp.’s consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended (x) December 31, 2009, reported on by PricewaterhouseCoopers LLP, independent public accountants and (y) December 31, 2011 and December 31, 2010, reported on by Deloitte & Touche LLP, independent public accountants, (iii) the Company’s unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended after the date of the most recent audited financial statements and at least 45 days (or 60 days in the case of the fourth quarter) before the Effective Date, (iv) RP Corp.’s unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended after the date of the most recent audited financial statements and at least 45 days (or 60 days in the case of the fourth quarter) before the Effective Date. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently (except to the extent disclosed therein) applied.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows as of September 30, 2012, on a Pro Forma Basis, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet and consolidated statements of income and cash flows (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to be reasonable), (ii) accurately reflect all adjustments necessary to give effect to the Transactions (other than the effects of purchase accounting) and (iii) present fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of September 30, 2012, as if the Transactions had occurred on such date; provided that, for the avoidance of doubt, each such pro forma financial statement has been prepared by the Borrower consistent with the definition of Pro Forma Basis which allows for the add-back of cost-savings, operating expense reductions and synergies (whether realized or expected to be realized) arising from the Transactions.

(c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses required to be disclosed in accordance with GAAP.

(d) No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2011.

Section 3.05 Properties. (a) Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for Permitted Encumbrances, Liens permitted under Section 6.02 and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes except to the extent such interference could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of Holdings, the Borrower and the Subsidiaries owns or licenses pursuant to a valid and enforceable written agreement, all Intellectual Property (including Intellectual Property rights in Software) necessary for and material to the operation and conduct of their businesses as currently conducted. To the knowledge of Holdings and the Borrower, the operation and conduct of the businesses of Holdings, the Borrower and the Subsidiaries (including the use or practice of any Intellectual Property and Software therein) does not infringe, misappropriate or dilute any Intellectual Property owned by any other Person except as could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, within the last five (5) years, no other Person has contested in writing any right, title or interest of Holdings, the Borrower or any Subsidiary in or relating to any material Intellectual Property or challenged in writing the ownership, use, validity or enforceability of any material Intellectual Property owned by Holdings, the Borrower or any Subsidiary (including the use, validity or enforceability of any licenses to any Intellectual Property held by Holdings, the Borrower or any Subsidiary) except as could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no pending (or, to the knowledge of Holdings and the Borrower, threatened) actions, investigations, suits, proceedings or orders with respect to any such infringement, misappropriation or dilution or any other violation, impairment, contest or challenge in writing relating to material Intellectual Property except as could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, (i) within the last five (5) years, no judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority and no settlement agreement or similar contract has been entered into by Holdings, the Borrower or any Subsidiary with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge wherein such settlement agreement or similar contract could reasonably be expected to result in a Material Adverse Effect, and (ii) none of Holdings, the Borrower or any Subsidiary has any knowledge of any valid basis for any claim for infringement, misappropriation, dilution, violation, impairment, contest or challenge except as could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings and the Borrower, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of Holdings, the Borrower or any Subsidiary except as could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05(c) sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

(d) As of the Effective Date, none of Holdings, the Borrower or any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation that could reasonably be likely to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that would prohibit consummation of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Subsidiaries is in compliance with (a) the Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of Holdings, the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except (i) any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor or (ii) the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under all underfunded Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by an amount that, if required to be paid as of such date by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.

Section 3.11 Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact reasonably necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information (i) was prepared in good faith based upon assumptions stated therein (which assumptions are believed by them to be reasonable at the time delivered), (ii) was prepared in all material respects in accordance with accounting principles consistent with the historical audited financial statements of the Borrower and (iii) was based on the best information available to Holdings and the Borrower) it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved).

Section 3.12 Subsidiaries. Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date after giving effect to the Transactions. As of the Effective Date, giving effect to the Transactions, the shares of capital stock or other ownership interests so indicated on Schedule 3.12 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens permitted pursuant to Section 6.02 or created under the Security Documents).

Section 3.13 Insurance. As of the Effective Date, all premiums that are due and payable in respect of the insurance required to be maintained by Holdings, the Borrower and the Subsidiaries pursuant to Section 5.07 have been paid. Holdings and the Borrower believe that such insurance is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

Section 3.14 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other labor disputes against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary except to the extent the failure to do so could not reasonably result in a Material Adverse Effect. There is no organizing activity involving Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of Holdings, the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Holdings, the Borrower or any Subsidiary of any individual, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

Section 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of Holdings and its subsidiaries on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) Holdings and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

Section 3.16 Federal Reserve Regulations; Use of Proceeds. (a) None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) (i) The proceeds of the Term Loans will be used on the Effective Date solely to pay, following application of the proceeds of the First Lien Term Facility, the Existing Credit Agreement Repayments and pay the consideration and other amounts for the Existing Notes Redemption and Satisfaction, and to the extent of any remaining proceeds of Term Loans after application thereto, the Merger Consideration and the Transaction Costs and (ii) the proceeds of the Incremental Term Loans will be used only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement. Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.17 Senior Indebtedness. The Obligations, together with the “Obligations” as defined in the First Lien Credit Agreement) constitute “senior indebtedness,” “designated senior indebtedness” or other comparable term for purposes of, and as defined in, the documents evidencing or governing any Subordinated Indebtedness.

Section 3.18 Security Documents. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) second priority security interest in the Collateral (as defined in the Collateral Agreement) and (i) when, pursuant to the Intercreditor Agreement, the Pledged Collateral (as defined in the Collateral Agreement), together with effective endorsements thereof to the First Lien Administrative Agent or in blank, is delivered to the First Lien Administrative Agent, the Lien created under the Collateral Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than the First Lien Administrative Agent), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a), the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Collateral Agreement and deposit accounts or other Collateral with respect to which a security interest may not be perfected by the filing of financing statements), in each case prior and superior in right to any other Person, other than the First Lien Agent and other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.18(a), the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by the filing of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.18(a), in each case prior and superior in right to any other Person (other than the First Lien Administrative

Agent and other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Effective Date).

Section 3.19 Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.20 USA PATRIOT Act. To the extent applicable, each of Holdings, the Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.21 Secured Swap Agreements. Each Loan Party party to a Secured Swap Agreement (as defined in the First Lien Credit Agreement) is, on the date hereof, an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended. This representation will be deemed made by each applicable Loan Party on each date on which a Secured Swap Agreement is entered into between the such Loan Party and a counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement.

ARTICLE IV.

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Since November 1, 2012, there not having occurred an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy, “pdf” or similar transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for Holdings and the Borrower substantially in the form of Exhibit B-1 and (ii) DLA Piper LLP (US), counsel for the Subsidiaries organized under the laws of Arizona, substantially in the form of Exhibit B-2. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (b) of Section 4.02 substantially in the form of Exhibit I.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of- pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(g) (i) The Collateral and Guarantee Requirement (subject to the Limited Conditionality Provision in the Debt Commitment Letter, except as described in Section 5.15, shall have been satisfied and (ii) the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by the chief executive officer, the chief financial officer, the treasurer, any executive or senior vice president, the general counsel or chief legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and, if requested by the Administrative Agent, copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released.

(h) The Administrative Agent shall have received reasonably satisfactory evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(i) (i) The Merger Documents shall be reasonably satisfactory to the Administrative Agent (it being acknowledged by the Administrative Agent that the Merger Documents received by it to date are reasonably satisfactory to it); and (ii) the Transactions shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Loans in accordance with applicable law in all material respects and the Merger Documents, without waiver or amendment thereof or any consent thereunder that is materially adverse to the Lenders or the Arrangers unless consented to by the Lead Arranger (it being acknowledged that decreases, in the aggregate, in the Merger Consideration of 10% or less may be effectuated without the prior written consent of the Arrangers).

(j) The Equity Contribution shall have been made, or shall be made substantially concurrently with the initial funding of Loans (and, if in the form of preferred equity, on terms reasonably acceptable to the Administrative Agent) and the Borrower shall have received proceeds of borrowings under the First Lien Loan Documents in an aggregate amount of $1,450,000,000.

(k) After giving effect to the Transactions and the other transactions contemplated hereby, neither the Borrower nor any Subsidiary shall have outstanding any shares of preferred stock or any Material Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness incurred under the First Lien Loan Documents, (iii) Indebtedness permitted to be incurred under Section 6.01(a)(ii) and (iii) the preferred stock listed under Section 7 of the Perfection Certificate.

(l) The Existing Credit Agreement Repayments and Existing Notes Redemption and Satisfaction shall have been (or substantially concurrently with the initial funding of the Loans shall be) consummated; provided, that existing letters of credit may remain outstanding and such existing letters of credit may be subject to security arrangements reasonably satisfactory to the Administrative Agent; and provided, further, that certain lien filings in the United States Patent and Trademark Office and the United States Copyright Office may not be released to the extent that the definitive documentation required filing of appropriate release filings within 90 days of the Effective Date.

(m) The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of RP Corp. for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 (which the Administrative Agent hereby acknowledges having received), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of RP Corp. for each fiscal quarter ended after December 31, 2011 and at least 45 days (or 60 days in the case of the fourth fiscal quarter) before the Effective Date (the Administrative Agent hereby acknowledges having received such financial statements for the quarters ending March 31, 2012, June 30, 2012 and September 30, 2012), (iii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 (which the Administrative Agent hereby acknowledges having received such), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter ended after December 31, 2011 and at least 45 days (or 60 days in the case of the fourth fiscal quarter) before the Effective Date (the Administrative Agent hereby acknowledges having received such financial statements for the quarters ending March 31, 2012, June 30, 2012 and September 30, 2012).

(n) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the four fiscal quarter period most recently ended prior to the Effective Date and required to be delivered pursuant to paragraphs (m)(ii) and (m)(iv) above (which the Administrative Agent hereby acknowledges having received such pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower for the four fiscal quarter period ended September 30, 2012), prepared after giving effect to the Transactions (but without needing to give effect to purchase accounting adjustments) and consistent with the definition of “Pro Forma Basis”.

(o) The Lenders shall have received a certificate of the chief executive officer or the chief financial officer (or, if applicable, the substantially equivalent person for a limited liability company) of Holdings confirming the solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions, substantially in the form of Exhibit F hereto.

(p) The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that the Administrative Agent has requested reasonably in advance of such five Business Day period (which the Administrative Agent hereby acknowledges having received).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (each, a “Credit Event”), is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b) The representations and warranties of each Loan Party set forth in the Loan Documents (other than, on the Effective Date, the representation and warranty set forth in Section 3.04(d)) (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects on and as of the date of such Borrowing (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date); provided, that the only representations and warranties the making of which shall be a condition to the availability and funding of the initial Credit Event hereunder are (A) with respect to the Company and its subsidiaries, the representations or warranties made by the Company and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower would have the right to terminate or to elect not to perform its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the representations and warranties set forth in the last sentence of Section 3.01, the last sentence of Section 3.16(b) and in Sections 3.02, 3.03(b), 3.03(c)(ii), 3.03(e), 3.08, 3.15, 3.16(a), 3.18 (subject to the Limited Conditionality Provision in the Debt Commitment Letter), 3.19 and 3.20.

(c) Other than with respect to the initial Credit Event hereunder, at the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year ending December 31, 2012, within 135 days following the end of such fiscal year), its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently (except to the extent disclosed therein) applied;

(b) within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (or, in the case of (x) the fiscal quarter ending December 31, 2012, within 105 days following the end of such fiscal quarter and (y) the fiscal quarter ending March 31, 2013, within 60 days following the end of such fiscal quarter), its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently (except to the extent disclosed therein) applied, subject to normal year-end audit adjustments and the absence of footnotes and including a narrative discussion and analysis to the extent prepared by Borrower consistent with the Borrower’s current practices, and which shall include a customary “management discussion and analysis” provision;

(c) [Reserved];

(d) concurrently with any delivery of financial statements under paragraph (a) and (b) above, a certificate of its Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations in the case of financial statements delivered under paragraph (b) above, beginning with the financial statements for the fiscal quarter ending December 31, 2012, of the Total Leverage Ratio, and (C) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2013, of Excess Cash Flow, (iii) certifying a list of names of all Unrestricted Subsidiaries, that each subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary and (iv) stating whether any change in GAAP affects the financial statements delivered under clauses (a), (b) and (c) above, or in the application thereof, has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget); and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to paragraphs (a), (b), (c) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available to Public Lenders as contemplated by the fifth paragraph of Section 9.01 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice (after any Responsible Officer of any Loan Party obtains knowledge thereof) of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;

(d) any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities;

(e) any notice delivered to the Borrower or sent by or on behalf of the Borrower with respect to the First Lien Loan Documents (including a copy of any such notice); and

(f) any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees to assist Administrative Agent in preparing documents reasonably requested by Administrative Agent (under the Uniform Commercial Code or otherwise) in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in the Collateral to the extent contemplated by the Security Documents. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a) and (b), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer, chief executive officer or chief legal officer of the Borrower setting forth the information required pursuant to Sections 1, 2, 7, 8, 10, 11, 12 and 13 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, provided that the certification of information required pursuant to Section 11 of the Perfection Certificate shall be made at the time of delivery of annual financial statements pursuant to Section 5.01(a) and semi-annual financial statements pursuant to Section 5.01(b).

Section 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to the conduct of its business except, in the case of this clause (b), where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or the conversion of a corporation to a limited liability company or a limited liability company to a corporation.

Section 5.05 Payment of Obligations. Each of Holdings and the Borrower will, and will cause each Subsidiary to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted.

Section 5.07 Insurance. Each of Holdings and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Holdings and the Borrower and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Holdings and the Borrower will cause all property and casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, except in the case of leased premises and equipment to the extent the lessor is the loss payee and additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.08 Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any portion of the Collateral exceeding $2,000,000 or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

Section 5.09 Books and Records; Inspection; Audit Rights; and Lender Meetings. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct, in all material respects, entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants at all such reasonable times during normal business hours and as frequently as reasonably requested, provided that so long as no Event of Default has occurred and is continuing, any such visit and inspection in excess of one per calendar year shall be at the expense of the Administrative Agent or the applicable Lender.

(b) Holdings and Borrower will use commercially reasonable efforts to participate in a conference call with the Administrative Agent and Lenders once during each fiscal quarter to be held at such time as may be agreed to by Borrower and Administrative Agent.

Section 5.10 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Use of Proceeds. Each of Holdings and the Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans only for the purposes set forth in Section 3.16(b).

Section 5.12 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) the Borrower will, within 30 days (or such longer period as the Administrative Agent agrees in its sole discretion) after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party. Notwithstanding anything to the contrary in any of the Loan Documents, the Collateral and Guarantee Requirement shall not apply to any Subsidiaries that are formed or acquired after the Effective Date that have assets having a fair value of less than $3,000,000 individually or $7,500,000 in the aggregate for all such Subsidiaries; provided, that such Subsidiaries shall not own any Equity Interests of any Loan Party.

Section 5.13 Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material asset (including any real property or improvements thereto or any interest therein) with a fair market value in excess of $3,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than an asset (x) constituting Collateral under the Collateral Agreement that becomes subject to the Lien created by the Collateral Agreement upon acquisition thereof or (y) expressly excluded from the definition of Collateral), the Borrower will notify the Administrative Agent thereof and will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such other actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

Section 5.14 Rated Credit Facilities. Each of Holdings and the Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s (in each case without regard to the level of such ratings).

Section 5.15 Post-Closing Obligations. (a) The Borrower shall no later than 60 days after the Effective Date (or such extended period as agreed to by the Administrative Agent in its sole discretion), execute and deliver (or cause the applicable Loan Party to execute and deliver), and use commercially reasonable efforts to cause each applicable financial institution to execute and deliver, to the Administrative Agent a control agreement in a form reasonably acceptable to the Administrative Agent in respect of those certain deposit and security accounts existing as of the Effective Date and maintained at such financial institutions.

(b) The Borrower shall no later than 75 days after the Effective Date (or such extended period as agreed to by the Administrative Agent in its sole discretion), (i) execute and deliver (or cause the applicable Loan Party to execute and deliver) to the Administrative Agent counterparts of a Mortgage with respect to the property located at 14400 N. 87th St., Scottsdale, AZ 85260, (ii) deliver (or cause the applicable Loan Party to deliver) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such surveys, abstracts, legal opinions and other documents as the Administrative Agent may reasonably request with respect to such Mortgage and Mortgaged Property.

(c) The Borrower shall no later than 120 days after the Effective Date (or such extended period as agreed to by the Administrative Agent in its sole discretion), either dissolve, or cause the dissolution of Blue Martini Software Limited or cause the Collateral and Guarantee Requirement to be satisfied with respect to Blue Martini Software Limited.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents, including Refinancing Term Loans, Refinancing Notes and Additional Term Notes;

(ii) (A) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and (B) extensions, renewals and replacements of such Indebtedness, provided that such extending, renewal or replacement Indebtedness (1) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (2) shall not be secured by any assets of any obligor thereof that did not secure the Indebtedness being extended, renewed or replaced, (3) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium thereon), (4) shall not have an earlier stated maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (5) shall be subordinated to the Obligations on the same terms as the Indebtedness being extended, renewed or replaced is subordinated to the Obligations;

(iii) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower or of any Subsidiary Loan Party in each case to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations pursuant to the Intercompany Note;

(iv) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii)(A) (and extensions, renewals or replacements thereof) or (a)(vi)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(v) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any property or assets, including Capital Lease Obligations, Synthetic Lease Obligations, Indebtedness incurred in connection with any Permitted Acquisitions and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $30,000,000 at any time outstanding;

(vi) Indebtedness of any Person existing at the time such Person is acquired by the Borrower or of any Person that becomes a Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person is acquired by the Borrower or becomes a Subsidiary and is not created in contemplation of or in connection with such Person being acquired by the Borrower or becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the

Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $30,000,000 at any time outstanding;

(vii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $42,000,000 at any time outstanding;

(viii) unsecured Indebtedness (or, to the extent the Lien to secure such Indebtedness is otherwise permitted by Section 6.02(o) and such Lien is on property or assets not constituting Collateral, secured Indebtedness) of the Borrower or any Subsidiary (other than any Foreign Subsidiary) in an aggregate principal amount not exceeding $48,000,000 at any time outstanding;

(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, bank guarantees (including to support Taxes) and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xii) Indebtedness permitted by Section 6.04;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(xiv) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xv) Indebtedness of Borrower or any of its Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses.

(xvi) Subordinated Indebtedness or Senior Indebtedness; provided, that (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Leverage Ratio as of the last day for the most-recently ended fiscal quarter (expressed as a percentage) for which financial statements were delivered (or were required to be delivered) pursuant to Section 5.01 to the Administrative Agent after giving effect to such incurrence of such Subordinated Indebtedness and/or Senior Indebtedness shall be equal to or less than 6.75 to 1.00;

(xvii) Sponsor Subordinated Indebtedness;

(xviii) (A) Indebtedness of the Borrower under the First Lien Credit Agreement in a principal amount not to exceed the First Lien Cap Amount (as defined in the Intercreditor Agreement), (B) any Refinancing (as defined in the Intercreditor Agreement) of such Indebtedness, including Refinancing Term Loans (as defined under the First Lien Credit Agreement), Refinancing Revolving Commitments (as defined under the First Lien Credit Agreement) (and revolving loans made thereunder), Refinancing Notes (as defined under the First Lien Credit Agreement), (C) Additional Term Notes (as defined under the First Lien Credit Agreement) and (D) all contingent obligations of the other Loan Parties in respect of such indebtedness; and

(xix) Guarantees by Holdings of Indebtedness of the Borrower created under (i) the Loan Documents, including Refinancing Term Loans, Refinancing Notes and Additional Term Notes and extensions, renewals and replacements of such Indebtedness to the extent permitted hereunder and (ii) the First Lien Loan Documents, including Refinancing Term Loans (as defined in the First Lien Credit Agreement), Refinancing Revolving Commitments (as defined in the First Lien Credit Agreement) (and revolving loans made thereunder), Refinancing Notes (as defined in the First Lien Credit Agreement) and Additional Term Notes (as defined in the First Lien Credit Agreement) and extensions, renewals and replacements of such Indebtedness to the extent permitted hereunder.

(b) Holdings will not create, incur, assume or permit to exist any Indebtedness of Holdings except Indebtedness created under (i) the Loan Documents, including Refinancing Term Loans, Refinancing Notes and Additional Term Notes, (ii) the First Lien Loan Documents, including Refinancing Term Loans (as defined in the First Lien Credit Agreement), Refinancing Revolving Commitments (as defined in the First Lien Credit Agreement) (and revolving loans made thereunder), Refinancing Notes (as defined in the First Lien Credit Agreement) and Additional Term Notes (as defined in the First Lien Credit Agreement) or (iii) as described in Section 6.08(a)(vi).

(c) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests.

Section 6.02 Liens. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents or in connection with Additional Term Notes;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium payable by the terms of such obligations thereon);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium payable by the terms of such obligations thereon);

(e) (i) Liens on property or assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred or acquired in the case of a Permitted Acquisition) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (v)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (v)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (v) (B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such property or asset or, in the case of Indebtedness permitted by clause (v)(A) of Section 6.01(a), its fair market value at the time such security interest attaches and, in any event, the aggregate principal amount of such Indebtedness does not exceed $30,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary and (ii) Liens on the subject property in connection with the Permitted Arizona Sale and Leaseback Transaction;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;

(i) Liens arising out of judgments or decrees not resulting in an Event of Default;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practice;

(k) Liens securing obligations in respect of Refinancing Term Loans and Refinancing Notes, but only if (i) the property subject to such Lien is also subject to an enforceable and perfected Lien securing all of the Obligations and (ii) the Lien securing obligations in respect of such Indebtedness is either pari passu with or contractually subordinated to the Lien securing the Obligations, and is in each case subject to customary and reasonable intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods or other similar matters;

(m) Liens securing reimbursement obligations permitted by Section 6.01(a) in respect of documentary letters of credit or bankers’ acceptances, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(n) Liens on assets of Foreign Subsidiaries, to the extent the Indebtedness secured thereby is permitted under Section 6.01(a)(vii);

(o) other Liens to the extent that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $24,000,000 at any time outstanding;

(p) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party;

(q) leases or licenses (on a non-exclusive basis with respect to intellectual property or on an exclusive basis with respect to a disposition of intellectual property permitted by Section 6.05) of the properties of the Borrower or any Subsidiary, in each case entered into in the ordinary course of business of the Borrower or such Subsidiary, so long as such leases or licenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(r) assignment of, and sales or liens on, accounts receivables or rights in respect of any thereof (x) that are delinquent or disputed, (y) for collection, or (z) in connection with sales permitted by Section 6.05;

(s) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, (ii) contractual Liens of suppliers (including sellers of goods) to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, and (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute;

(t) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder; and

(u) Liens securing Indebtedness permitted pursuant to Section 6.01(a)(xviii) and (xix), so long as such Lien are subject to the terms of the Intercreditor Agreement.

Section 6.03 Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other than Holdings) may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than Holdings or the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any Person may enter into asset sales in compliance with Section 6.05 and (v) any Person may enter into acquisitions permitted by Section 6.04, provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04, 6.05 and 6.06, as applicable.

(b) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably similar, incidental or related thereto.

(c) Holdings will not engage in any business or activity other than (i) the ownership of Equity Interests of the Borrower and activities incidental to such ownership, (ii) the issuance of Equity Interests not prohibited hereunder, (iii) holding cash and Permitted Investments in a de minimis amount related to its activities permitted hereunder and (iv)

corporate maintenance activities. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash as described in clause (iii) above and cash received pursuant to Section 6.04(p), Section 6.08(a)(iii), (iv), (v), (vi), (vii) or (ix) or Section 6.09, in each case pending the application of such cash in the manner contemplated thereby or incur any liabilities (other than liabilities under the Loan Documents, liabilities for Guarantees permitted pursuant to Section 6.01, nonconsensual liabilities imposed by law (including tax liabilities), liabilities relating to the arrangements described in Section 6.08(a)(vi), Section 6.09 (including Schedule 6.09) and other liabilities (not constituting Indebtedness) incidental to its existence and permitted activities).

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

(c) investments existing on the Effective Date and set forth on Schedule 6.04;

(d) investments by Holdings in Equity Interests of the Borrower and by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary and other applicable limitations referred to in the definition of the term “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments made pursuant to this clause (d) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $60,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties pursuant to this clause (e) (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $60,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01(a)(iv), provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section) shall not exceed $60,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g) loans or advances to (x) officers and directors (or their respective spouses or estates) of Holdings, and (y) employees, officers and directors (or their respective spouses or estates) of the Borrower or any Subsidiary, in each case (i) made in the ordinary course of business, (ii) to facilitate the purchase of capital stock or options of Holdings or (iii) in connection with home relocation, not exceeding $6,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Swap Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments received in connection with the disposition of any asset permitted by Section 6.05;

(n) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(o) investments, loans and advances by the Borrower or any Subsidiary in or to Foreign Subsidiaries and foreign entities that are not Foreign Subsidiaries, in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding in the aggregate for all such investments made from and after the Effective Date (plus an amount equal to any returns of capital, repayment of loans, advances or other Indebtedness, sale proceeds or other distributions actually received in cash in respect of any such investments) an amount equal to the sum of (i) $72,000,000 plus (ii) the amount of any equity contributions made to Holdings (and to the Borrower or the applicable Subsidiary as common equity) plus (iii) so long as (A) no Default or Event of Default has occurred and is continuing and (B) the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements were delivered (or required to be delivered) pursuant to Section 5.01 to the Administrative Agent is less than or equal to 4.80:1.00, an amount not exceeding the Available Basket Amount on the date that such investment, loan or advance is made;

(p) investments by Borrower or any Subsidiary in Holdings for purposes and in amounts that would otherwise be permitted as Restricted Payments to Holdings pursuant to Section 6.08 or other payments to Holdings permitted pursuant to Section 6.09;

(q) other investments, loans and advances by the Borrower or any Subsidiary (other than any investment in or loan or advance to a Foreign Subsidiary or foreign entity that is not a Foreign Subsidiary) in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding in the aggregate for all such investments made from and after the Effective Date (plus an amount equal to any returns of capital, repayments of loans, advances or other Indebtedness, sale proceeds or other distributions actually received in cash in respect of any such investments) an amount equal to the sum of (i) $42,000,000 plus (ii) so long as (A) no Default or Event of Default has occurred and is continuing and (B) the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements were delivered (or required to be delivered) pursuant to Section 5.01 to the Administrative Agent is less than or equal to 4.80:1.00, an amount not exceeding the Available Basket Amount on the date that such investment, loan or advance is made, plus (iii) any equity contributions made to Holdings (the proceeds of which are contributed to the Borrower or the applicable Subsidiary as common equity other than the proceeds of any Specified Equity Contribution).

The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, the refund or other distributions with respect to, the original principal amount of any such Investment).

Section 6.05 Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ or foreign national qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary (provided that any issuance of Equity Interests involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09), or in the case of Equity Interests of the Borrower, to Holdings, in compliance with Section 6.04(d)), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, surplus, obsolete or worn out property and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and not for purposes of financing;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i), (k) or (m) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower and their respective Subsidiaries, taken as a whole;

(f) licenses or sublicenses of Intellectual Property in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(h) (i) sales, transfers and other dispositions of assets (including licenses or similar arrangements with respect to Intellectual Property) (x) of the capital stock or other Equity Interests in any Subsidiary or joint ventures that, in the reasonable opinion of Borrower, the sole assets of which are uneconomic or no longer useful in the conduct of the Borrower’s or any Subsidiary’s business and (y) (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (h)(i) shall not exceed $90,000,000 during the term of this Agreement and (ii) the sale or other disposition of the subject-property in the Permitted Arizona Sale and Leaseback Transaction;

(i) sales, transfers and other dispositions of any assets, divisions or lines of business or other business unit acquired pursuant to a Permitted Acquisition, which assets, divisions or lines of business or other business unit in the reasonable judgment of the Borrower at the time of acquisition of such Permitted Acquisition is not useful in the conduct of the business of the Borrower and the Subsidiaries taken as a whole, provided that any such assets, divisions or lines of business or other business unit are sold (or a definitive agreement or a binding commitment to dispose of such assets, divisions or lines of business or other business unit has been entered into) in no event later than 365 days after the date the applicable Permitted Acquisition is consummated.

(j) mergers and consolidations in compliance with Section 6.03; and

(k) investments, loans, advances and guarantees in compliance with Section 6.04,

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (g) and (k)) shall be made for fair value and (other than those permitted by clause (b) (unless the disposition is by a Loan Party to a Subsidiary that is not a Loan Party), (d) (unless the sale, transfer, lease or other disposition is of property constituting an investment permitted by clause (m) of Section 6.04), (e), (f) or (g)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

Section 6.06 Sale and Leaseback Transactions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred unless (i) the sale of such property is permitted by Section 6.05 and (ii) Liens arising in connection with its use of such property are permitted by Section 6.02.

Section 6.07 Swap Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), and not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise), and not for speculative purposes, with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their

Equity Interests, (ii) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, Holdings may and the Borrower may, or may make Restricted Payments to Holdings so that Holdings may, make Restricted Payments not exceeding (A) $24,000,000 for the period commencing on the Effective Date and ending on the one-year anniversary of the Effective Date and (B) $9,000,000 for each year thereafter (in each case excluding salaries and bonuses) (plus, for purposes of clause (y) below, commencing with the year ending on the third anniversary of the Effective Date, an amount equal to 50% of any such amount permitted without giving effect to this parenthetical in the immediately preceding year but not so utilized; provided, that such Restricted Payments made during any year shall be deemed made first in respect of the amount permitted for such year and second in respect of the amount carried over from the prior year pursuant to this parenthetical) (x) pursuant to and in accordance with shareholders’ agreements, stock option or other equity-based incentive plans or other benefit plans approved by Holdings’ or the Borrower’s board of directors (or substantially equivalent governing body) for management or employees of the Borrower and the Subsidiaries and/or (y) to current or former employees or directors on account of purchases or redemptions of stock, warrants or options (or similar rights) of Holdings (or any direct or indirect parent of Holdings) held by such Person (or a permitted transferee of such person), (iv) the Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to RPH, at such times and in such amounts (A) as shall be necessary to permit Holdings and RPH to discharge their general corporate, limited liability company and overhead expenses (including franchise taxes and directors fees) incurred in the ordinary course and other permitted liabilities (other than, for the avoidance of doubt, to make payments to the Sponsor or any Sponsor Affiliate), (B) to pay the Tax liabilities directly attributable to (or arising solely as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (1) the amount of Restricted Payments pursuant to clause (B) of this clause (iv) shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers, and (2) all Restricted Payments made to Holdings and RPH pursuant to this clause (iv) are used by Holdings and RPH for the purposes specified herein within five Business Days after Holdings’ or RPH’s receipt thereof, (v) the Borrower may make Restricted Payments to the extent necessary to permit Holdings to make payments (or make Restricted Payments intended to be used to make payments) to the Sponsor or Sponsor Affiliates of or on account of reimbursement of reasonable costs, expenses, indemnities and payment of monitoring, management or similar fees and transaction fees to the extent permitted by Section 6.09(b), provided that no Event of Default shall have occurred and be continuing or would result therefrom, (vi) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, Holdings may and the Borrower may, or may make Restricted Payments to Holdings so that Holdings may, make Restricted Payments in an amount not exceeding the sum of (x) $48,000,000, commencing after the first anniversary of the Effective Date, during the term of this Agreement, and (y) the amount of any equity contributions made to Holdings (the proceeds of which are contributed to the Borrower as common equity (excluding the proceeds of any Specified Equity Contribution)) (less any amount used to make prepayments or early redemptions or acquisitions for value of or in respect of the principal amount of or interest on any Indebtedness pursuant to Section 6.08(b)(v) after the Effective Date and on or prior to the date such Restricted Payment is made), (vii) so long as (A) no Default or Event of Default has occurred and is continuing and (B) the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or are required to be delivered) pursuant to Section 5.01 to the Administrative Agent is less than or equal to [            ], other Restricted Payments in an amount not exceeding the Available Basket Amount on the date that such Restricted Payments are made, (viii) repurchases of capital stock of Holdings deemed to occur upon the exercise of options, warrants or similar rights solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or similar rights and (ix) the making of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of Holdings. Notwithstanding any other provision of this Agreement, in the event that the Borrower or any Subsidiary makes any investment in Holdings pursuant to Section 6.04(p) in lieu of making a Restricted Payment permitted under any clause of the immediately preceding sentence, the amount of Restricted Payments permitted under such clause of the immediately preceding sentence shall be automatically decreased by the amount of such investment.

(b) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary Loan Party to, make or agree to pay or make, directly or indirectly, any voluntary or optional prepayment on or early redemption or acquisition for value (whether in cash, securities or other property and including any sinking fund or similar deposit) of or in respect of the principal amount of or interest on any Subordinated Indebtedness, Sponsor Subordinated Indebtedness, any Refinancing Notes issued pursuant to Section 2.20 constituting unsecured notes, senior unsecured notes, senior subordinated notes or junior lien secured notes, or Refinancing Term Loans made pursuant to Section 2.20 constituting junior lien secured term loans, or any payment or other distribution prior to the stated maturity thereof (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, Sponsor Subordinated Indebtedness, any Refinancing Notes issued pursuant to Section 2.20 constituting unsecured notes, senior unsecured notes, senior subordinated notes or junior lien secured notes, or Refinancing Term Loans made pursuant to Section 2.20 constituting junior lien secured term loans, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except as otherwise permitted by this Agreement and except for:

(i) payment of Indebtedness created under the Loan Documents and the Additional Term Notes;

(ii) payment of regularly scheduled interest payments as (with respect to the form of payment) and when due in respect of any Indebtedness permitted under Section 6.01 (provided that any payments of interest or other amounts in respect of (a) any Sponsor Subordinated Indebtedness and (b) any Subordinated Indebtedness (other than in respect of which cash interest payments are otherwise permitted to be made in accordance with the terms of this Agreement), in each case shall be in kind rather than in cash);

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or are required to be delivered) pursuant to Section 5.01 to the Administrative Agent is less than or equal to [            ], any other such prepayment, early redemption or acquisition for value in an amount not exceeding the Available Basket Amount on the date that such prepayment, early redemption or acquisition for value is made;

(v) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, any other such prepayment, early redemption or acquisition for value in an amount not exceeding the sum of (x) $30,000,000 during the term of this Agreement and (y) the amount of any equity contributions made to Holdings (the proceeds of which are contributed to the Borrower as common equity other than the proceeds of any Specified Equity Contribution) (less any amount used to make Restricted Payment pursuant to Section 6.08(a)(vi) on or prior to the date such prepayment, early redemption or acquisition for value is made).

Section 6.09 Transactions with Affiliates. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions taken as a whole not less favorable to Holdings, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among (A) the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (B) Subsidiaries that are not Loan Parties not involving any other Affiliate and (C) the Borrower or any Subsidiary Loan Party and any other Subsidiary to the extent permitted by Sections 6.01, 6.02, 6.03, 6.04 and 6.05 and not involving any other Affiliates, (iii) loans or advances to employees, officers and directors (or their respective spouses or estates) permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors or officers of Holdings or directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) (A) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holding or the Borrower’s board of directors (or substantially equivalent governing body) and (B) any repurchases of any issuances, awards or grants issued pursuant to clause (A), to the extent permitted by Section 6.08(a)(iii), (vi) or (vii), (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof, (viii) any payments permitted by Section 6.09(b), (ix) any Restricted Payment permitted by Sections 6.08(a)(iii), 6.09(a)(v), 6.08(a)(vi), 6.08(a)(vii), 6.08(a)(viii) and

6.08(a)(ix), (x) transactions (and Restricted Payments to make payments) pursuant to the agreements and arrangements listed on Schedule 6.09 (and as the same may be amended, supplemented, or otherwise modified or replaced from time to time so long as such amendments, supplements, modifications or replacements are not materially adverse to the interests of the Lenders as determined in good faith by Holdings and reasonably acceptable to the Administrative Agent), and (xi) Holdings may issue and sell Equity Interests to its Affiliates.

(b) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, make (or make any Restricted Payment intended to be used to make) any payment to the Sponsor or any Sponsor Affiliate except payments of or on account of monitoring, management or similar fees in an aggregate amount in any fiscal year not in excess of $1,200,000, investment banking fees in connection with the Transactions, any Permitted Acquisition and certain significant transactions in an amount not to exceed 2.0% of the consideration paid in connection therewith, indemnities and reimbursement of reasonable costs and expenses incurred by Sponsor or such Sponsor Affiliate with respect to Holdings and its subsidiaries; provided that, (i) such payments shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent, and that upon the occurrence of an Event of Default and during the continuance thereof, no payment of such monitoring, management or similar fees and no payment of such investment banking fees, indemnities and reimbursement of costs and expenses to the Sponsor or any Sponsor Affiliate shall be permitted under this Section 6.09(b) (it being agreed that any previously accrued but unpaid amounts may be paid (and Restricted Payments intended to be used to make such payments may be declared and made) in full when such Event of Default is no longer continuing) and (ii) such investment banking fees incurred in connection with the Transactions may only be paid at any time (x) after the date that is five years after the Effective Date, or (y) if earlier, upon a Change of Control (it being understood and agreed that no proceeds from any Revolving Loans shall be used to pay any such investment banking fees).

Section 6.10 Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law, (B) any Loan Document (including Additional Term Notes) or First Lien Loan Document or (C) any documents, agreements or instruments relating to Refinancing Notes, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment, modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) the foregoing shall not apply to restrictions and conditions that are applicable solely to Foreign Subsidiaries that are not Loan Parties and (vi) the foregoing shall not apply to customary provisions in purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations, industrial revenue bonds or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof.

Section 6.11 Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify, waive, terminate or release (a) its Organizational Documents (other than to authorize additional Equity Interests in the form of common stock or Qualified Equity Interests), (b) any documentation relating to the Indebtedness permitted under Section 6.01(a)(ii), (c) any documentation relating to Indebtedness expressly subordinated in right of payment to the Obligations of the Borrower and the Subsidiaries, (d) the First Lien Loan Documents, except pursuant to the terms of the Intercreditor Agreement, (e) any of the Merger Documents which would result in an amendment, modification, waiver, termination or release which is materially adverse to the Lenders without the prior written consent of the Administrative Agent and (f) any management, advisory services or similar agreements entered into with the Sponsor or any Sponsor Affiliate pursuant to which monitoring, management or similar fees are paid in accordance with Section 6.09(b), in each case (other than with respect to clause (e) above) if the effect of such amendment, modification, waiver, termination or release is adverse in any material respect to the interests of the Lenders (as determined in good faith by the Borrower and reasonably acceptable to the Administrative Agent).

Section 6.12 [Reserved].

Section 6.13 [Reserved].

Section 6.14 [Reserved].

Section 6.15 Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

ARTICLE VII.

Events of Default

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, (i) that is qualified as to materiality or Material Adverse Effect shall prove to have been incorrect when made or deemed made and (ii) that is not qualified as to materiality or Material Adverse Effect shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or the Borrower) or 5.11 or in Article VI;

(e) [Reserved];

(f) [Reserved];

(g) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b), (c) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Required Lenders or the Administrative Agent to the Borrower;

(h) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) due in respect of any Material Indebtedness, when and as the same shall become due and payable;

(i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (y) Indebtedness under the First Lien Credit Agreement that could become due and payable prior to its scheduled maturity as a result of such event or condition unless such event or condition is not cured or waived within 60 days after the occurrence of such event or condition;

(j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(k) Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (j) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(l) Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

(m) one or more judgments for the payment of money in an aggregate amount in excess of $24,000,000 (to the extent not covered by insurance as to which the applicable insurance company is solvent and has not disputed coverage) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment in an aggregate amount in excess of $24,000,000;

(n) an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect;

(o) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $18,000,000, with the priority required by the applicable Security Document, except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or required under the Intercreditor Agreement or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(p) any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is a party thereto;

(q) the Guarantees of the Loan Document Obligations by Holdings, the Borrower and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(r) any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties hereunder, as provided in the indenture, credit agreement or other agreement governing such Subordinated Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee or agent in respect of such Subordinated Indebtedness or the holders or lenders of at least 25% in aggregate principal amount of such Subordinated Indebtedness shall so assert; or

(s) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (j) or (k) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (j) or (k) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII.

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement, the Collateral Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) except as contemplated by the Debt Commitment Letter, the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related

Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder.

Notwithstanding anything herein to the contrary, none of the Bookrunner, the Arranger, the Syndication Agent or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent to release any Lien on any Collateral constituting assets or property being sold or disposed of in compliance with this Agreement.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document. Without limitation of the foregoing, neither the Arrangers, the Syndication Agent nor the Documentation Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE IX.

Miscellaneous

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to Holdings or the Borrower, to it at RP Crown Parent, LLC, prior to the Effective Date, 787 Seventh Avenue, 49th Floor, New York, NY 10019 Attention: Alok Singh, Managing Director and after the Effective Date, 14400 North 87th Street, Scottsdale, Arizona 85260, Attention: Chief Financial Officer, with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: Craig F. Miller, Esq. (Telecopy No. 212-859-4000; email: craig.miller@ffhsj.com);

(b) if to the Administrative Agent, to it at Credit Suisse AG, Cayman Islands Branch, Eleven Madison Avenue, OMA-2, New York, New York 10010, Attention: Agency Manager (Telecopy No.: 212-322-2291) (email: agency.loanops@credit-suisse.com), and Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, Attention: John E. Mendez, Esq. (Telecopy No. 213-891-8763; email: john.mendez@lw.com); and

(c) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

All notices and communications given to any party hereto in accordance with the provisions of this Agreement by electronic means, including fax, email and posting to an internet site, shall be deemed to have been given on the date of actual receipt if such actual receipt is made during a Business Day (and if such receipt is not made during a Business Day, then receipt shall be deemed to occur on the next Business Day) and if delivered by hand or overnight courier service or sent by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, receipt shall be deemed to occur five Business days after dispatch.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.06, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to above has not been provided by the Administrative Agent to the Borrower, the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt during a Business Day of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in the provisos in subclauses (iii) and (iv) of this Section 9.02(b), neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the stated maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby (provided, however, that any amendment to any Loan Document to permit Holdings, the Borrower or any Subsidiary to repurchase Loans and promptly forgive such Loans pursuant to a modified Dutch auction (in which all Lenders of the relevant Class are offered the opportunity to participate) may be effected pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders), (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans on the Effective Date), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as permitted pursuant to this Agreement, the Collateral Agreement or the Intercreditor Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) except as permitted pursuant to this Agreement, the Collateral Agreement or the Intercreditor Agreement, release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, (ix) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (x) effect any waiver, amendment or modification of Section 5.02 of the Collateral Agreement, in a manner that materially adversely affects the rights of Lenders in respect of payments or Collateral, without the consent of each Lender so affected (except as permitted pursuant to the Intercreditor Agreement), and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c) Notwithstanding anything in this Section 9.02 to the contrary, (i) this Agreement and the other Loan Documents may be amended (or amended and restated) with only the written approval of Borrower, the Administrative Agent and the Lenders of the Incremental Term Loans and/or Additional Term Notes, as applicable, in connection with any Incremental Term Loans and/or Additional Term Notes, as applicable, incurred pursuant to and in accordance with Section 2.19 and (ii) this Agreement and the other Loan Documents may be amended (or amended and restated) with only the written consent of Borrower, the Administrative Agent and the Refinancing Term Loan Lenders providing Refinancing Term Loans in connection with any refinancing facilities permitted pursuant to Section 2.20.

(d) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iii), (v), (viii), (x) or (xi) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate (it being understood that all such Non-Consenting Lenders have granted hereby to the Administrative Agent Power of Attorney to assign and delegate on their behalf pursuant to this Agreement) without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or, at the option of the Borrower, all such Lender’s interests, rights and obligations with respect to a Class of Loans) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans being assigned, accrued interest thereon, accrued fees and all other amounts payable to it (including the premium (if any) set forth in Section 2.10(h) as of such assignment were a Premium Prepayment Event) with respect thereto from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Notwithstanding anything to the contrary in this Agreement, the return of the note held by any such Non-Consenting Lender is not a condition to the effectiveness of any assignment pursuant to this Section 9.02(d).

(e) Notwithstanding anything in clause (b) of this Section 9.02 or otherwise herein to the contrary, (i) any amendment or modification that would extend the final maturity date of the Term Loans of any Lender with such Lender’s prior written consent, and change the rate of interest and fees payable on the extended Term Loans of such Lender shall not require the prior written consent of any other Lender, so long as such extension is offered to all Lenders holding the applicable Class of Term Loans on a pro rata basis based on the aggregate principal amount of such Term Loans then outstanding pursuant to procedures approved by the Administrative Agent and (ii) the payment in full of any Loans on the applicable final maturity date of such Loans and the payment of interest and fees made on account of the Commitments and/or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.17 or be an event that would require the purchase of participations pursuant to Section 2.17(c); provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.17. For the avoidance of doubt, any extension of the final maturity date of the Term Loans of any Lender will require the prior written consent of such Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) if the Effective Date occurs, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arranger, the Syndication Agent and the Documentation Agent (with exceptions for one additional counsel for conflicts of interest) (together with one counsel in each jurisdiction as necessary), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of counsel in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Subject to the provisions of Section 2.14, Section 2.16 and Section 9.03(a)(i) (which shall provide the only source of indemnification for the matters covered therein), the Borrower shall indemnify the Administrative Agent, each Arranger, the Syndication Agent, the Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one primary counsel for any Indemnitee (with exceptions for one additional counsel for conflicts of interest) (together with one counsel in each jurisdiction as necessary), incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) addressed in Section 9.03(a)(i).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Term Loans and unused

Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than thirty Business Days after written demand therefore accompanied by appropriate invoices or other evidence of amounts owed.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and, for the avoidance of doubt, at any time prior to the Effective Date, subject to the first clause (ii) under Section 3 of the Debt Commitment Letter, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed and such consent to be deemed to have been given if a response is not received within ten (10) Business Days from the date on which the request for such consent was received by the applicable Person (other than the consent of the Administrative Agent, which shall not be deemed to have been given unless and until provided in writing) of (A) the Borrower, provided that no consent of the Borrower shall be required (I) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (II) in connection with the initial syndication of the credit facilities made available under this Agreement (to Lenders reasonably acceptable to the Borrower) until the earlier to occur of (x) the later of the Effective Date and successful syndication (as determined by Credit Suisse Securities (USA) LLC) and (y) the date that is 60 days after the Effective Date, or (III) if an Event of Default has occurred and is continuing, to any other assignee and (B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that (x) simultaneous assignments by two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met and (y) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), provided that assignments made pursuant to Section 2.18(b) or Section 9.02(d) shall not require the signature of the assigning Lender to become effective and (D) the assignee shall deliver to the Administrative Agent an Administrative Questionnaire and any tax documentation required by Section 2.16 (for the avoidance of doubt, with an original copy thereof also delivered to the Borrower and, if required, to any applicable Governmental Authority).

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(vii) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. No assignee shall be entitled to receive any greater benefit pursuant to Sections 2.14, 2.15, 2.16 and 9.03 than the assigning Lender would have been entitled to receive with respect to the rights so assigned.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and SPVs, and the Commitment of, and principal amount of the Loans owing to, each Lender and each SPV pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Such assignment shall not release the Defaulting Lender from any liability to the Borrower or any other Person with respect to its actions or omissions prior to the effective date of such assignment.

(vii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative

Questionnaire and any tax documentation required by Section 2.16 (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(viii) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) as requiring the consent of each Lender and that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the obligations under Section 2.16 (including Section 2.16(e) or Section 2.16(f), as applicable) as though it were a Lender.

(iii) In the case of a participation, the applicable Lender, acting for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the amount of each Participant’s interest in the Commitments and the principal amount of the Loans owing to such Lender (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan, subject to the provisions of this Section 9.04.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV” ), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, subject to Section 9.04(b)(iv), any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) [Reserved].

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to a Permitted Investor (other than any natural Person) (without the consent of any Person but subject to acknowledgment by the Administrative Agent and the Borrower) through open market purchases or through Dutch auctions and any payment in connection with an assignment to a Permitted Investor may be made on a non-pro rata basis to such assigning Lender without the consent of any Person (other than the assigning Lender); provided that (A) such Permitted Investor (whether as a direct purchaser of the Term Loans or as the ultimate purchaser of the Term Loans through a broker or other intermediary) shall ensure that its identity as an Affiliate of the Borrower is known to the assigning Lender; (B) the assigning Lender and such Permitted Investor shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement in which such Permitted Investor represents that it does not have material information regarding the Loans or the Borrower, the subsidiaries or their respective Affiliates that has not been disclosed to the assigning Lender (except to the extent such assigning Lender expressly waives in such agreement the right to receive such information); (C) at the time of such assignment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (D) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held by all Permitted Investors shall not exceed 25% of the aggregate principal amount of all Term Loans outstanding under this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, no Permitted Investor shall have any right to (A) sell, assign, contribute, transfer or otherwise convey all or a portion of its Term Loans or rights or obligations as a Lender to the Borrower or the Subsidiaries, (B) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, or (C) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders or have access to Intralinks, SyndTrak or such other electronic platform used to distribute information to the Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives.

(ii) Each Permitted Investor agrees that it (A) shall not disclose any information it receives solely in its capacity as a Lender to the Borrower or to any Subsidiary, and (B) shall not have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents, except with respect to any claims that the Administrative Agent or any other such Lender is treating such Permitted Investor, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders (other than as expressly provided herein or in any other Loan Document).

(iii) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, each Permitted Investor shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Permitted Investors; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive any Permitted Investor of its pro rata share of any payments to which such Permitted Investor is entitled under the Loan Documents without such Permitted Investor providing its consent; and in furtherance of the foregoing, (x) each Permitted Investor agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 9.04(g); provided that if such Permitted Investor fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph (iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Permitted Investor as such Permitted Investor’s attorney-in-fact, with full authority in the place and stead of such Permitted Investor and in the name of such Permitted Investor from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 9.04(g)(iii).

(iv) Each Permitted Investor, solely in its capacity as a Term Lender, hereby agrees, and each Assignment and Acceptance shall provide a confirmation that, if any Loan Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code (“Bankruptcy Proceedings”), (i) such Permitted Investor shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Permitted Investor’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition (including under 363 of the Code), compromise, or plan of reorganization) so long as such Permitted Investor is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Permitted Investor (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 9.04(g), so long as such Permitted Investor is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Term Lenders. For the avoidance of doubt, the Lenders and each Permitted Investor agree and acknowledge that the provisions set forth in this clause (iv) of Section 9.04(g), and the related provisions set forth in the Assignment and Acceptance, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code.

(v) Notwithstanding anything in Section 9.04(b), in connection with each assignment by a Permitted Investor of all or a portion of its interests, rights and obligations under this Agreement as a Lender, each party to such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (A) on an electronic settlement system acceptable to the Administrative Agent or (B) by manually executing and delivering to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such Permitted Investor (whether as a direct seller of the Term Loans or as the ultimate seller of the Term Loans through a broker or other intermediary) shall ensure that its identity as an Affiliate of the Borrower is known to the assignee.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, any separate letter agreement with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, subject to the terms of the Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event a “one-action rule” or similar rule is applicable in any relevant jurisdiction, no Lender or any Affiliate of such Lender shall proceed directly, by right of set-off, banker’s lien, counterclaim or otherwise, against any assets of the Borrower (including any general or special, time or demand, provisional or final, in what every currency or other deposits or other indebtedness owing by such Persons to or for the credit or the account of the Borrower) for the purpose of applying such assets against the Obligations, without the prior written consent of Administrative Agent (in its sole and absolute discretion) and the consent of the Required Lenders, and any attempt by a Lender to exercise any such rights, whether purportedly under any authority granted pursuant to the Loan Documents or on account of any other legal or equitable right or theory, without first obtaining the prior written consent of Administrative Agent (in its sole and absolute discretion) and the approval of the Required Lenders shall be void, of no force or effect, and shall not have any effect on (and under no circumstances shall be applied in respect of) any outstanding Obligations hereunder.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) Except as otherwise provided in clause (e) below, this Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Notwithstanding the foregoing, (i) the interpretation of the definition of Company Material Adverse Effect (and whether a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Acquisition Agreement Representation (as defined in the Debt Commitment Letter), and (iii) whether the Borrower has the right to terminate or elect not to perform its obligations under the Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law apply).

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender and the Administrative Agent hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA Patriot Act.

Section 9.15 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.16 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Lien and security interest granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by such Administrative Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.

Section 9.17 Release of Liens. Subject to the Intercreditor Agreement, if any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any other Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder), then the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person) and in connection therewith, upon receipt by the Administrative Agent of a certificate of the Borrower to the effect that such transaction and the disposition of the proceeds thereof will comply with the terms of this Agreement (with such supporting detail as the Administrative Agent may reasonably request), the Administrative Agent, at the request and sole expense of the Borrower or such other Loan Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence the release of the Liens created by any of the Security Documents on such Collateral; provided that to the extent applicable, such Collateral shall also be released from its obligations under First Lien Loan Documents on the same terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[Signature Pages Omitted]